Exhibit 4.9
$31,526,317

Secured Loan Agreement

Dated                                               2020

(1)	Rongelap Shipping Company Inc. Toka Shipping Company Inc. Arno Shipping Company Inc. (as Borrowers)
(2)	Piraeus Bank S.A. (as Lender)

Contents
Page
1	Definitions and Interpretation	2

2	The Loan	24

3	Purpose	24

4	Conditions of Utilisation	24

5	Advance	26

6	Repayment	29

7	Illegality, Prepayment and Cancellation	29

8	Interest	33

9	Interest Periods	33

10	Changes to the Calculation of Interest	34

11	Fees	36

12	Tax Gross Up and Indemnities	37

13	Increased Costs	44

14	Other Indemnities	46

15	Mitigation by the Lender	48

16	Costs and Expenses	48

17	Earnings Accounts	50

18	Additional Security	51

19	Representations	53

20	Information Undertakings	59

21	Financial Covenants	62

22	General Undertakings	64

23	Insurance Undertakings	71

24	Vessel Undertakings	76

25	Events of Default	81

26	Changes to the Lender	86

27	Changes to the Obligors	88

28	Application of Proceeds	89

29	Conduct of Business by the Lender	90

30	Payment Mechanics	91

31	Set-Off	93

32	Notices	93

33	Calculations and Certificates	95

34	Partial Invalidity	95

35	Remedies and Waivers	95

36	Confidentiality	95

37	Counterparts	98

38	Joint and Several Liability	98

39	Governing Law	100

40	Enforcement	100

Schedule 1	Part I Conditions Precedent	101
	Part II Conditions Subsequent	105

Schedule 2	Utilisation Request	106

Schedule 3	Form of Compliance Certificate	107

Schedule 4	Form of Accesion Deed	108

Loan Agreement
Dated                                               2020
Between:
(1)
Rongelap Shipping Company Inc., a company incorporated under the law of the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 ("Rongelap"); Toka Shipping Company Inc. , a company incorporated under the law of the Republic of the Marshall Islands  with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 ("Toka"); and Arno Shipping Company Inc., a company incorporated under the law of the Republic of the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 ("Arno" and together with Rongelap and Toka, the "Borrowers" and each a "Borrower") jointly and severally; and

(2)	Piraeus Bank S.A. , having its registered address at 4 Amerikis Street, 105 64 Athens, Greece, acting through the Facility Office (the "Lender").

It is agreed as follows:

Section 1	Interpretation
1	Definitions and Interpretation
1.1	Definitions In this Agreement:
"Account Holder" means the Lender acting through its branch at 137-139 Filonos and Filellinon 8, Piraeus, 18536, Athens, Greece or any other bank or financial institution which at any time, with the Lender's prior written consent, holds the Earnings Accounts.
"ACR Coverage" has the meaning given to that term in Clause 18.1 (ACR Coverage).
"Account Security Deed" means a first priority account security deed in respect of all amounts from time to time standing to the credit of the Earnings Accounts.
"Administration" has the meaning given to it in paragraph 1.1.3 of the ISM Code.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Annex VI" means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).
"Approved Classification Society" means any classification society which is a member of the International Association of Classification Societies, acceptable to the Lender.
"Approved Insurance Brokers" means such firms of insurance brokers appointed by a Borrower from time to time approved in writing by the Lender.
"Approved Insurers" means such sound and reputable insurance companies, underwriters, protection and indemnity clubs or associations that provide insurance cover for a Vessel during the Facility Period approved in writing by the Lender.
"Approved Shipbroker" means each of Intermodal Shipbrokers Co., Golden Destiny S.A., Allied Shipbroking Inc., Optima Shipping Services S.A., Clarksons, Fearnleys, Braemar, Arrow, Maersk Brokers or any other reputable, independent and first class firm of ship brokers approved in writing by the Lender.
"Assigned Property" means the Insurances, the Earnings, the Charter Rights and the Requisition Compensation.
"Assignments" means:
(a)	first priority deeds of assignment of the Insurances, Earnings, Charter Rights and Requisition Compensation of the Vessels from the Borrowers; and
(b)	first priority assignments of the Insurances from the Managers contained in the Managers' Undertakings and from any other co-assured parties under the Insurances.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Availability Period" means the period from and including the date of this Agreement to and including 31 December 2020 or such later date as may be agreed by the Lender.
"Balloon Amount" means:
(a)	$8,926,317 in respect of Tranche A; and
(b)	$5,000,000, in respect of Tranche B.
"Break Costs" means the amount (if any) by which:
(a)
the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:
(a)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Athens.
"Charter Rights" means the benefit of any relevant Future Charter and any and all Earnings due and/or to become due to the relevant Borrower under or pursuant to any such Future Charter.
"Code" means the US Internal Revenue Code of 1986.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).
"Confidential Information" means all information relating to any Obligor, any other member of the Group, the Finance Documents or the Loan of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Loan from any Obligor , any other member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 36 (Confidentiality); or
(ii)	is identified in writing at the time of delivery as non-confidential by any Obligor ,any other member of the Group or any of its advisers; or

(iii)
is known by the Lender before the date the information is disclosed to it by any Obligor , any other member of the Group or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with any Obligor or any other member of the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.
"CTA" means the Corporation Tax Act 2009.
"Deed of Release" means the deed of release and reassignment to be executed by Nordea in favour of, among others, the Borrowers, in form and substance acceptable to the Lender and evidencing that the Existing Borrowers have been released from their obligations under the Existing Loan Agreement and any security granted in connection with the Existing Borrowers and the Existing Vessels has been released and re-assigned to the Existing Borrowers.
"Default" means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Delegate" means any delegate, agent or attorney or co-trustee appointed by the Lender as holder of any of the Security Documents.
"Delivery Date" means the date of delivery of the New Vessel to Arno by the Seller under the MOA as evidenced by the executed, timed and dated protocol of delivery and acceptance.
"Disruption Event" means either or both of:
(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"DOC" means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.
"Earnings" means all hires, freights, passage moneys, pool income and other sums payable to or for the account of a Borrower in respect of a Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Vessel.
"Earnings Accounts" means:
(a)	the bank accounts to be opened in the names of the Borrowers respectively with the Account Holder and each designated an "Earnings Account".";
(b)
any other account in the name of a Borrower with the Account Holder which may, with the prior written consent of the Lender, be opened in the place of an account referred to in paragraph (a) above, irrespective of the number or designation of such replacement account; or

(c)	any sub-account of any account referred to in paragraphs (a) or (b) above.
"Encumbrance" means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.
"Environmental Claim" means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
"Environmental Incident" means:
(a)	any release, emission, spill or discharge into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from a Relevant Vessel; or
(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than a Relevant Vessel and which involves a collision between a Relevant Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Relevant Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and a Relevant Vessel, any Obligor, any operator or manager of a Relevant Vessel or any combination of them is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or
(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Relevant Vessel and in connection with which a Relevant Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any Obligor, any member of the Group any operator or manager of a Relevant Vessel or any combination of them is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmental Law" means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
"Environmentally Sensitive Material" means all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
"Event of Default" means any event or circumstance specified as such in Clause 25 (Events of Default).
"Existing Indebtedness" means any "Indebtedness" (as defined in the Existing Loan Agreement) in relation to the Existing Vessels.
"Existing Loan" means the "Utilisations" (as defined in the Existing Loan Agreement) in connection with the Existing Vessels.
"Existing Loan Agreement" means the loan agreement dated 24 July 2019 made between, among others, Nordea, as lender, agent, arranger and security agent and Toka and Rongelap and others as borrowers, as amended, supplemented, restated, novated or replaced from time to time.
"Existing Vessels" means the following vessels, and everything now or in the future belonging to them on board and ashore, currently registered under the respective flags set out below in the ownership of the respective Borrower:
Name of Vessel	Borrower	IMO Number	Flag
P. FOS	Rongelap	9332810	Marshall Islands
P. KIKUMA	Toka	9346744	Marshall Islands

"Facility Office" means the Lender's office at 170 Alexandras Avenue, 11521 Athens 105 64, Greece .

"Facility Period" means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Obligors have ceased to be under any further actual or contingent liability to the Lender under or in connection with the Finance Documents.
"Family" means the persons identified in the Ownership Side Letter.
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in (a); or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Finance Documents" means this Agreement, the Security Documents, any Compliance Certificate, any Utilisation Request,  the Ownership Side Letter, any document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Indebtedness and any other document designated as such by the Lender and the Borrowers.
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract, a liability under which would, in accordance with GAAP, be treated as a balance sheet liability;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not an Obligor or a member of the Group which liability would fall within one of the other sections of this definition;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the end of the Facility Period or are otherwise classified as borrowings under GAAP;
(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (j).
"Future Charter" means any contract for the operation, employment or use of a Vessel which (inclusive of any extension option) is capable of exceeding 12 months and is entered into by a Borrower (as the owner of a Vessel) after the date of this Agreement.
"GAAP" means generally accepted accounting principles in the United States of America , including IFRS.
"Group" means the Obligors and each of their Subsidiaries at any relevant time and "member of the Group" shall be construed accordingly.
"Guarantee" means a guarantee and indemnity in respect of the obligations of each other Obligor granted by each Guarantor including  negative pledges of all the issued shares of the Borrowers.
"Guarantor" means the Parent and/or (where the context permits) any other person who shall at any time during the Facility Period give to the Lender a guarantee and/or indemnity for the payment of all or part of the Indebtedness.
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"IAPPC" means a valid international air pollution prevention certificate for a Vessel issued under Annex VI.
"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to the Lender under all or any of the Finance Documents.
"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.
"Interest Payment Date" means each date for the payment of interest in accordance with Clause 8.2 (Payment of interest).
"Interest Period" means each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
"Interpolated Screen Rate" means, in relation to LIBOR for any Tranche, the rate which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Tranche; and
(a)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Tranche, each as of 11.00 a.m. on the Quotation Day for dollars.
"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.
"ISM Company" means, at any given time, the company responsible for a Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.
"ISPS Code" means the International Ship and Port Facility Security Code.
"ISSC" means a valid international ship security certificate for a Vessel issued under the ISPS Code.
"ITA" means the Income Tax Act 2007.
"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
"Legal Opinion" means any legal opinion delivered to the Lender under Clause 4.1 (Initial conditions precedent) or Clause 4.3 (Conditions subsequent).
"Legal Reservations" means:
(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of United Kingdom stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.
"LIBOR" means, in relation to the Loan or any Tranche:
(a)	the applicable Screen Rate for dollars; or
(b)	(if no Screen Rate for dollars is available for the relevant Interest Period) the Interpolated Screen Rate for dollars for that Tranche; or
(c)
(if (i) no Screen Rate for dollars is available for the currency of that Tranche or (ii) no Screen Rate for dollars is available for the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate for that Tranche) the Reference Bank Rate, as of 11.00 a.m. on the Quotation Day for dollars and for a period equal in length to the relevant Interest Period and, if that rate is less than zero, LIBOR shall be deemed to be zero.
"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.
"Loan" means the aggregate amount of the Tranches advanced or to be advanced by the Lender to the Borrowers under Clause 2 (The Loan) or, where the context permits, the principal amount of the Tranches advanced and for the time being outstanding.
"Management Agreements" means the agreements for the commercial and technical management of the Vessels entered or to be entered into between the Borrowers respectively and the Manager.
"Managers" means in relation to the commercial and technical management of the Vessels, UOT or any other company which the Lender may approve from time to time as the commercial or technical manager of a Vessel.
"Managers' Undertakings" means written undertakings of the Managers in form and substance acceptable to the Lender.
"Margin" means 2.85% per cent per annum.
"Market Value" means the value of a Vessel or any other vessel over which additional security has been created or which is being offered as additional security in accordance with Clause 18 (Additional Security) conclusively determined by an Approved Shipbroker nominated in writing by the Borrower and reporting to the Lender on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer and evidenced by a valuation of that Vessel or vessel addressed to the Lender certifying a value for that Vessel or vessel.
"Material Adverse Effect" means in the reasonable opinion of the Lender a material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor, any member of the Group or the Group taken as a whole; or
(b)	the ability of any Obligor to perform its obligations under any Finance Document; or
(c)
the validity or enforceability of, or the effectiveness or ranking of any Encumbrance granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

"Maximum Loan Amount" means $31,526,317.
"MOA" means the memorandum of agreement dated 9 November 2020 on the terms and subject to the conditions of which the Seller will sell the New Vessel to Arno for a purchase price of $22,000,000.
"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)
(subject to (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	If there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	If an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
"Mortgagees' Insurances" means all policies and contracts of mortgagees' interest insurance, mortgagees' additional perils (oil pollution) insurance and any other insurance from time to time taken out by the Lender in relation to a Vessel.
"Mortgages" means first preferred mortgages over the Vessels.
"New Vessel" means the vessel "KALAMAS" (IMO no. 9460564) currently registered under the flag of Liberia in the ownership of the Seller and intended to be sold by the Seller to Arno on the terms of the MOA, and everything now or in the future belonging to her on board and ashore, and which vessel is intended to be registered by the Borrower in its name, under the flag of the Republic of the Marshall Islands and under the new name “P. YANBU”.

"Nordea" means Nordea Bank Abp, filial i Norge.
"Obligatory Insurances" means the insurances and entries referred to in Clause 23.1 (Maintenance and amounts of Obligatory Insurances) and, where applicable, those referred to in Clauses 23.4 (Compliance with terms of Obligatory Insurances) and/or 24.14.1 (Restrictions on employment) in relation to a Vessel.
"Obligor" means each Borrower, each Guarantor, the Managers or any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness.
"Original Financial Statements" means the audited consolidated financial statements of the Parent for the financial year ended 31 December 2019.
"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.
"Ownership Side Letter" means any letter or letters between the Lender, the Borrower and the Parent identifying the members of the Family and the Relevant Executives.
"Parent" means Performance Shipping Inc., a company incorporated under the law of the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.
"Party" means a party to this Agreement.
"Permitted Disposal" means any sale, lease, licence, transfer or other disposal:
(a)	of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);
(b)	of obsolete or redundant equipment for cash;
(c)	arising as a result of any Permitted Encumbrance; and
(d)	of a Vessel made in accordance with this Agreement.
"Permitted Distribution" means the payment of a dividend or other distribution by a Borrower to the Parent provided that the payment is made when no Event of Default is continuing or would occur immediately after the making of the payment and as a result thereof.
"Permitted Encumbrance" means:
(a)	any Transaction Encumbrance;
(b)	any Encumbrance which has the prior written approval of the Lender;
(c)
any Encumbrance arising by operation of law and in the ordinary course of trading of a Vessel or in the ordinary course of the operation, repair or maintenance of a Vessel and not as a result of any default or omission by an Obligor up to an aggregate amount at any time not exceeding $750,000 for both Vessels;

(d)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal; and
(e)
any liens for current crews' wages in accordance with usual maritime practice but not more than one month in arrears) and salvage and liens incurred in the ordinary course of trading a Vessel up to an aggregate amount at any time not exceeding $100,000 per Vessel.

"Prepayment Date" has the meaning given to that term in Clause 7.5.1.
"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.
"Quasi-Security" has the meaning given to that term in Clause 22.9 (Negative pledge).
"Quotation Day" means, in relation to any period for which an interest rate is to be determined (for dollars) two Business Days before the first day of that period, unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Market (and if quotations would normally be given by leading banks in the Relevant Market on more than one day, the Quotation Day will be the last of those days).
"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks:
(a)	in relation to LIBOR as either:
(i)	if:
(A)	the Reference Bank is a contributor to the applicable Screen Rate; and
(B)	it consists of a single figure,
the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or
(ii)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market.
"Reference Banks" means, in relation to LIBOR, the principal London offices of any banks from the ICE LIBOR panel or such other banks as may be appointed by the Lender in its absolute discretion.
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Documents" means the Finance Documents, the MOA, any Future Charters and the Management Agreements.
"Relevant Executives" means the executives of the Parent identified in the Ownership Side Letter
"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
"Relevant Market" means the London interbank market.
"Relevant Jurisdiction" means, in relation to an Obligor:
(a)	its Original Jurisdiction;
(b)	any jurisdiction where any asset (other than a Vessel) subject to or intended to be subject to a Security Document to be executed by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
"Relevant Vessel" means any Fleet Vessel and any vessel managed by UOT or any other member of the Group.
"Repayment Date" means each date for payment of a Repayment Instalment in accordance with Clause 6 (Repayment).
"Repayment Instalment" means any instalment of a Tranche to be repaid by the Borrowers under Clause 6 (Repayment).
"Replacement Benchmark" means a benchmark rate which is:
(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:
(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or
(ii)	any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under Paragraph (ii) above; or
(b)	in the opinion of the Lender and the Borrowers, generally accepted in the international loan markets as the appropriate successor to a Screen Rate; or

(c)	in the opinion of the Lender and the Borrowers, an appropriate successor to a Screen Rate.
"Repeating Representations" means each of the representations set out in Clause 19.1.1 (Status) to Clause 19.1.6 (Governing law and enforcement), Clause 19.1.10 (No default) to Clause 19.1.19 (Pari passu ranking), Clause 19.1.23 (No immunity), Clause 19.1.24 (Money laundering) and Clause 19.1.26 (Valuations).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Requisition Compensation" means all compensation or other money which may from time to time be payable to a Borrower as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).
"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):
(a)
imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America, whether or not any Obligor, any other member of the Group or any Affiliate is legally bound to comply with the foregoing; or

(b)
otherwise imposed by any law or regulation by which any Obligor, any other member of the Group or any Affiliate of any of them is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Obligor, any other member of the Group or any Affiliate of any of them.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or  on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.  If such page or the service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrowers.
"Screen Rate Replacement Event" means in relation to a Screen Rate:
(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Lender and the Borrowers, materially changed;
(b)	(i)
(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)	information is published in any order, decree, notice, petition or filing, however described, or filed with a court, tribunal,

exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;
(ii)
the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or
in the opinion of the Lender and the Borrower, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
"Secured Parties" means the Lender and any Receiver or Delegate.
"Security Assets" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Encumbrances.
"Security Documents" means the Mortgages, the Assignments, each Guarantee, the Account Security Deed, the Managers' Undertakings or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness.
"Seller" means Priscilla Enterprises Inc. of 80 Broad Street, Monrovia, Republic of Liberia.
"SMC" means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.
"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Technical Manager" means UOT or any other company which the Lender may approve from time to time as the technical manager of a Vessel.
"Termination Date" means in respect of a Tranche, the 4th anniversary of the last Utilisation Date to occur.
"Threshold Amount" means $750,000 or its equivalent in any other currency.

"Total Loss" means:
(a)	an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or
(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or
(c)
the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of a Vessel (not falling within (b)), unless that Vessel is released and returned to the possession of the relevant Borrower or the Charterer within 30 days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

"Total Loss Date" means, in relation to the Total Loss of a Vessel:
(a)	in the case of an actual loss of that Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of;
(b)	in the case of a constructive, arranged, agreed or compromised Total Loss of that Vessel, the earlier of:
(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Borrower with that Vessel's insurers in which the insurers agree to treat that Vessel as a Total Loss; and
(c)	in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Lender that the event constituting the Total Loss occurred.
"Tranche" means each of Tranche A and Tranche B.
"Tranche A" means, in the case of the Existing Vessels, the lesser of (a) $22,526,317, (b) 55% of the aggregate Market Value of the Existing Vessels (as determined pursuant to the valuation obtained under Clause 4.1 (Initial conditions precedent) not earlier that 20 days prior to the proposed Utilisation Date) and (c) the outstanding Existing Loan on the relevant Utilisation Date, advanced or to be advanced to the Borrowers by the Lender in respect of the Existing Vessels or, where the context permits, the aggregate principal amount so advanced and for the time being outstanding.
"Tranche B" means, in the case of New Vessel, the lesser of (a) $9,000,000, (b) 40% of the final contract price of the New Vessel and (c) 40% of the Market Value of the New Vessel (as determined pursuant to the valuation obtained under Clause 4.1 (Initial conditions precedent) not earlier that 20 days prior to the proposed Utilisation Date), advanced or to be advanced to the Borrowers by the Lender in respect of the New Vessel, or, where the context permits, the aggregate principal amount so advanced and for the time being outstanding.

"Transaction Encumbrances" means the Encumbrances created or evidenced or expressed to be created or evidenced under the Security Documents.
"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
"UOT" means Unitized Ocean Transport Limited a company incorporated under the law of the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
"Unpaid Sum" means any sum due and payable but unpaid by any Obligor under the Finance Documents.
"US" means the United States of America.
"US Tax Obligor" means:
(a)	an Obligor which is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
"Utilisation Date" means the date on which the relevant Tranche is advanced under Clause 5 (Advance).
"Utilisation Request" means a notice substantially in the form set out in Schedule 2 (Utilisation Request).
"VAT" means:
(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or imposed elsewhere.
"Vessels" means the New Vessel and the Existing Vessels.
1.2	Construction Unless a contrary indication appears, any reference in this Agreement to:
1.2.1
the "Lender", any "Borrower", any "Secured Party" or any "Party" shall be construed so as to include its successors in title, permitted assignees and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

1.2.2	"assets" includes present and future properties, revenues and rights of every description;
1.2.3
a "Finance Document", a "Security Document", a "Relevant Document" or any other agreement or instrument is a reference to that Finance Document, Security Document, Relevant Document or other agreement or instrument as amended, novated, supplemented, extended or restated from time to time;
1.2.4
"guarantee" means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

1.2.5	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
1.2.6
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

1.2.7
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.8	a provision of law is a reference to that provision as amended or re-enacted from time to time;
1.2.9	a time of day (unless otherwise specified) is a reference to London time; and
1.2.10
the determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement

1.2.11	a liability which is "contingent" means a liability which is not certain to arise and/or the amount of which remains unascertained;
1.2.12	"control" or "controlled" means:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of an Obligor; or
(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of an Obligor; or
(iii)	give directions with respect to the operating and financial policies of an Obligor with which the directors or other equivalent officers of that Obligor are obliged to comply; and/or

(b)
the holding beneficially of more than 50 per cent. of the issued shares of that Obligor (excluding any part of that issued shares or capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

1.2.13	"document" includes a deed and also a letter, fax, email or telex;
1.2.14	"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;
1.2.15
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council; and

1.2.16	"proceedings" means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure.
1.3	Headings Section, Clause and Schedule headings are for ease of reference only.
1.4
Defined terms   Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5	Default A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.
1.6	Currency symbols and definitions "$", "USD" and "dollars" denote the lawful currency of the United States of America.
1.7	Third party rights
1.7.1
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

1.7.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
1.7.3	Any Receiver or Delegate may, subject to this Clause and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.
1.8
Offer letter   This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrowers or their representatives before the date of this Agreement.

1.9	Contractual recognition of bail-in
1.9.1	In this Clause 1.9:
"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:
(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)
in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"UK Bail-In Legislation" means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
"Write-down and Conversion Powers" means:
(a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and
(b) in relation to any other applicable Bail-In Legislation:
(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)	any similar or analogous powers under that Bail-In Legislation; and
(c)	in relation to any UK Bail-In Legislation:
(i)
any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.
1.9.2
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
1.10	Sanctions
1.10.1	In this Clause 1.10:
"Sanctions Provisions" means the representations and warranties given in Clause 19.1.25 (Sanctions) and the undertakings given in Clause 22.26 (Sanctions).
1.10.2
The Sanctions Provisions shall only be given to the Lender to the extent that the making, the receiving of the benefit of and/or, where applicable, the repetition of these representations and warranties, and the compliance with these undertakings do not result in a violation of or conflict with:

(a)
any provision of Council Regulation (EC) 2271/1996 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom;

(b)	if applicable, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 of No.3 foreign trade law (AWG) (Außenwirtschaftsgesetz)); or
(c)	any similar applicable anti-boycott law or regulation.

Section 2	The Loan
2	The Loan
Subject to the terms of this Agreement, the Lender agrees to make available to the Borrowers on a joint and several basis a term loan comprising both Tranches and not exceeding in aggregate the Maximum Loan Amount.
3	Purpose
3.1	Purpose The Borrowers shall apply:
3.1.1	Tranche A towards assisting Toka and Rongelap to refinance the Existing Loan; and
3.1.2	Tranche B towards partial finance of the purchase price of the New Vessel under the MOA.
3.2	Monitoring The Lender shall not be bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4	Conditions of Utilisation
4.1	Initial conditions precedent
The Lender will only be obliged to comply with Clause 5.3 (Lender's compliance with a Utilisation Request) in relation to the advance of a Tranche if on or before the relevant Utilisation Date, the Lender has received all of the documents and other evidence listed in Part I of Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender and the proposed Utilisation Date in respect of Tranche B falls on or around with the Delivery Date, save that references in Section 2 of that Part I to "the Vessel" or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel(s) specified in the relevant Utilisation Request or to any person or document relating to that Vessel respectively.  The Lender shall notify the Borrowers promptly upon being so satisfied.
4.2	Further conditions precedent
4.2.1	The Lender will only be obliged to advance a Tranche if on the date of the relevant Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the advance of that Tranche;
(b)	there is no material adverse change in the financial condition and operation of any of the Obligors;
(c)	the representations made by the Borrowers under Clause 19 (Representations) are true;
(d)	none of the Vessels relevant to that Tranche has either been sold nor become a Total Loss;

(e)	no event or series of events has occurred which is likely to have a Material Adverse Effect; and
(f)	no event has occurred which would give rise to the provisions of Clause 10.3 (Cost of funds).
4.2.2
The Lender will only be obliged to advance a Tranche if that Tranche will not  increase the Loan to a sum in excess of the Maximum Loan Amount nor cause the amount of the relevant Tranche to be exceeded.

4.3
Conditions subsequent   The Borrowers undertake to deliver or to cause to be delivered to the Lender within 10 days (or such other period as may be specified in Part II of Schedule 1) after each Utilisation Date the additional documents and other evidence listed in Part II of Schedule 1 (Conditions Subsequent), save that references in that Part II to "the Vessel" or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel specified in the relevant Utilisation Request or to any person or document relating to that Vessel respectively.

4.4
No waiver   If the Lender agrees to advance a Tranche to the Borrowers before all of the documents and evidence required by Clause 4.1 (Initial conditions precedent) have been delivered to or to the order of the Lender, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Lender no later than 10 days after the relevant Utilisation Date or such other date specified by the Lender.

The advance of a Tranche under this Clause 4.4 shall not be taken as a waiver of the Lender's right to require production of all the documents and evidence required by Clause 4.1 (Initial conditions precedent).
4.5	Form and content All documents and evidence delivered to the Lender under this Clause shall:
4.5.1	be in form and substance acceptable to the Lender; and
4.5.2	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

Section 3	Utilisation
5	Advance
5.1
Delivery of a Utilisation Request   The Borrowers may request a Tranche to be advanced by delivery to the Lender of a duly completed Utilisation Request not more than ten Business Days before the proposed Utilisation Date and not later than 11.00 am (London time) three Business Days before the proposed Utilisation Date or such lesser period as the Lender may in its absolute discretion agree.

5.2	Completion of a Utilisation Request A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
5.2.1	it is signed by an authorised signatory of each Borrower;
5.2.2	the proposed Utilisation Date is a Business Day within the Availability Period;
5.2.3	the proposed Interest Period complies with Clause 9 (Interest Periods);
5.2.4	all applicable deductible items have been completed; and
5.2.5	the currency specified in the Utilisation Request is dollars.
5.3
Lender's compliance with a Utilisation Request   Subject to Clauses 2 (The Loan), 3 (Purpose) and 4 (Conditions of Utilisation), the Lender shall comply with a Utilisation Request by advancing the relevant Tranche through the Facility Office.

5.4	Cancellation of undrawn amount The availability of the Loan shall be cancelled at the end of the Availability Period to the extent that it is undrawn at that time.
5.5	Prepositioning of funds
The Lender shall, on the Utilisation Date in respect of a Tranche, at the request of the Borrowers and on terms acceptable to the Lender in its absolute discretion, preposition that Tranche or any part thereof by making payment of such amount:
5.5.1
to such account of Nordea (in respect of Tranche A) or the Seller's bank (in respect of Tranche B) or any other account as the Borrowers may have agreed with the Lender in advance of the relevant Utilisation Date and as specified in the Utilisation Request;

5.5.2	on terms that:
(a)
such amounts shall be held to the order of the Lender until such time as the Lender confirms in writing to Nordea (in respect of Tranche A) or the Seller's bank (in respect of Tranche B) or the holder of any other account as specified in the Utilisation Request that the Loan or any part thereof may be released to Nordea (in respect of Tranche A) or the Seller (in respect of Tranche B) or other party respectively in accordance with Clause 5.6 (Release of prepositioned funds);

(b)	such prepositioning shall constitute the making of the relevant Tranche or any part thereof and the Borrowers shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to the Tranche advanced;
(c)	the date on which the Loan or any part thereof is prepositioned shall constitute the Utilisation Date;
5.5.3	each Obligor:
(a)
agrees to pay interest on the amount of the funds so prepositioned at the rate described in Clause 8.1 (Calculation of interest) on the basis of successive interest periods of one day and so that interest shall be paid together with the first payment of interest on the Loan after the Utilisation Date or, if such Utilisation Date does not occur, within three Business Days of demand by the Lender;

(b)	shall, without duplication, indemnify the Lender against any costs, loss or liability it may incur in connection with such arrangement; and
(c)
irrevocably authorises the Lender to deduct from the proceeds of the Loan any fees then payable to the Lender in accordance with Clause 11 (Fees) and any other items listed as deductible items in the Utilisation Request and to apply them in payment of the items to which they relate.

5.6	Release of prepositioned funds
The Lender shall, on the Delivery Date (in respect of Tranche B) or the date when the Existing Indebtedness is due to be repaid (in respect of Tranche A), instruct Nordea (in respect of Tranche A) or the Seller's bank (in respect of Tranche B) to release the relevant Tranche or part thereof to the account of Nordea (in respect of Tranche A) or the Seller (in respect of Tranche B) or to such other account subject to the provisions of Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent).
5.7	Mandatory prepayment on failure to acquire the Vessel
In the event of:
5.7.1
the Lender prepositioning the relevant Tranche or any part thereof with the Nordea (in respect of Tranche A) or the Seller (in respect of Tranche B)  in advance of the Delivery Date or the date of refinancing of the Existing Indebtedness under SWIFT MT199 release instructions or equivalent; and

5.7.2
funds representing the Loan or any part thereof being returned by Nordea (in respect of Tranche A) or the Seller's bank (in respect of Tranche B)  to the Earnings Account in accordance with the said SWIFT MT199 release instructions or equivalent, the Borrowers shall prepay the relevant Tranche or the part thereof so returned on the day such funds are received in the Earnings Account and, in this regard, the Borrowers hereby provide the Lender with unconditional and irrevocable authority to apply such funds to prepayment of relevant Tranche or any part thereof pursuant to this clause without further instructions to the Lender from its part. Clause 7.6 (Restrictions) will apply to any prepayment under this Clause.

Section 4	Repayment, Prepayment and Cancellation
6	Repayment
6.1	Repayment of each Tranche The Borrowers shall repay the Loan as follows:
6.1.1
in respect of Tranche A by 16 consecutive quarterly instalments each in the sum of $850,000, the first instalment falling due on the date which is three Months after the relevant Utilisation Date in respect of that Tranche and subsequent instalments falling due at consecutive intervals of three Months thereafter with the final Repayment Instalment for that Tranche payable together with the relevant Balloon Amount falling due on the Termination Date; and

6.1.2
in respect of Tranche B by 16 consecutive quarterly instalments each in the sum of $250,000, the first instalment falling due on the date which is three Months after the relevant Utilisation Date in respect of that Tranche and subsequent instalments falling due at consecutive intervals of three Months thereafter with the final Repayment Instalment for that Tranche payable together with the relevant Balloon Amount falling due on the Termination Date.

6.2	Reduction of Repayment Instalments If the aggregate amount advanced to the Borrower in respect of a Tranche is less than:
6.2.1	$22,526,317 in the case of Tranche A; and
6.2.2	$9,000,000 in the case of Tranche B,
the amount of each Repayment Instalment and the Balloon Amount in respect of the relevant Tranche shall be reduced pro rata to the amount actually advanced.
6.3	Reborrowing The Borrowers may not reborrow any part of a Tranche which is repaid.
6.4	On the Termination Date the Borrowers, in addition to the Loan, shall pay to the Lender any other sums which comprise the Indebtedness.
7	Illegality, Prepayment and Cancellation
7.1
Illegality   If in any applicable jurisdiction it becomes unlawful (other than by reason of Sanctions) for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

7.1.1	the Lender shall promptly notify the Borrowers upon becoming aware of that event;
7.1.2	upon the Lender notifying the Borrowers, the availability of the Loan will be immediately cancelled; and
7.1.3
the Borrowers shall repay each Tranche on the last day of its current Interest Period or, if earlier, the date specified by the Lender in the notice delivered to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law).

7.2
Voluntary cancellation   The Borrowers may, if they give the Lender not less than 7 days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of $100,000) of the undrawn amount of a Tranche.

7.3
Voluntary prepayment of a Tranche   The Borrowers may prepay a Tranche (but, if in part, being an amount that reduces such Tranche Loan by an amount which is an integral multiple of $100,000) subject as follows:

7.3.1	they give the Lender not less than 7 days' (or such shorter period as the Lender may agree) prior notice;
7.3.2	a Tranche may only be prepaid after the last day of the Availability Period; and
7.3.3	any prepayment under this Clause 7.3 shall be applied in prepayment of the remaining Repayment Instalments and the Balloon Amount in respect of that Tranche on a pro rata basis.
7.4	Right of cancellation and prepayment
7.4.1	If:
(a)	any sum payable to the Lender by the Borrowers is required to be increased under Clause 12.2.3 (Tax gross-up); or
(b)	the Lender claims indemnification from the Borrowers under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs), the Borrowers may, while the circumstance giving rise to the requirement for that increase or indemnification continues, give the Lender notice of cancellation of the Loan and their intention to procure the repayment of the Loan.
7.4.2
On the last day of the Interest Period in respect of each Tranche which ends after the Borrowers have given notice under Clause 7.4.1 (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Tranche together with all interest and other amounts accrued under the Finance Documents.

7.5	Mandatory prepayment on sale or Total Loss
7.5.1	In this Agreement, "Prepayment Date" means:
(a)	in the case of the sale of a Vessel, the time at and date on which the sale is completed; and
(b)	in the case of a Total Loss of a Vessel, the earlier of (i) the date falling 120 days after the Total Loss Date and (ii) the date on which the proceeds of any such Total Loss are realised.
7.5.2	If the New Vessel is sold by Arno or becomes a Total Loss, the Borrowers shall prepay on the relevant Prepayment Date

(a)	the whole of Tranche B; and
(b)	any additional amount that is required to ensure that the ACR Covenant is met.
7.5.3	If an Existing Vessel is sold by a Borrower or becomes a Total Loss, the Borrowers shall prepay on the relevant Prepayment Date:
(a)
the same proportion of Tranche A then outstanding as the Market Value of that Existing Vessel bears to the aggregate of the Market Value of both Existing Vessels  (such values to be determined in accordance with Clause 18.1 (ACR Coverage)); ; and

(b)	any additional amount that is required to ensure that Tranche A then outstanding is less than 70% of the Market Value of the remaining Existing Vessel as calculated on the relevant Prepayment Date.
7.5.4	For the purpose of Clauses 7.5.2 and 7.5.3, the determination of the LTV Coverage and the ACR Coverage will be based on:
(a)	the last valuations of the remaining Vessels obtained by the Lender pursuant to Clause 18.2 (Provision of valuations); or
(b)
if such last valuations predate the relevant Prepayment Date by more than twenty days, new valuations to be obtained by the Lender pursuant to Clause 18.2 (Provision of valuations) on or before the relevant Prepayment Date.

7.5.5	Any prepayment made in accordance with Clause 7.5.3 (a) and 7.5.3(b) shall be applied in prepayment of the remaining Repayment Instalments and Balloon Amounts of Tranche A pro rata.
7.5.6
If a Default (other than an Event of Default) is continuing on a Prepayment Date, the Borrowers shall, on that Prepayment Date, pay to the Lender any excess sale or Total Loss proceeds remaining after the applications to be effected pursuant to this Clause 7.5 have been made and the Lender shall:

(a)
retain such excess sale or Total Loss proceeds blocked in the relevant account or in a suspense account until the Borrowers have remedied such Default to the Lender's satisfaction, after which time the Lender shall return such excess sale or Total Loss proceeds to the Borrowers or to their order; and

(b)
if such Default becomes an Event of Default, promptly apply such excess sale or Total Loss proceeds against the remaining Tranches pro rata and their respective remaining Repayment Instalments and Balloon Amounts in inverse order of maturity.

7.5.7
If an Event of Default is continuing on a Prepayment Date, the Lender shall apply such excess sale or Total Loss proceeds on the relevant Prepayment Date in prepayment of the remaining Tranches pro rata and their respective Repayment Instalments in inverse order of maturity, unless the Borrowers have provided the Lender with a written request on or before the Prepayment

Date to release to the relevant Borrower or to its order any such excess sale or Total Loss proceeds notwithstanding the occurrence of an Event of Default which is continuing, in which case the Lender will evaluate such request at its sole discretion and will notify the Borrowers if any such surplus can be released to or to the order of the relevant Borrower; if the Lender rejects such request, the Borrowers hereby irrevocably and unconditionally agree and consent to such prepayment being made by the Lender.
7.6	Restrictions
7.6.1
Any notice of prepayment or cancellation given under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment or cancellation is to be made and the amount of that prepayment or cancellation.

7.6.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
7.6.3	The Borrowers shall not repay, prepay or cancel all or any part of a Tranche except at the times and in the manner expressly provided for in this Agreement.
7.6.4	No amount of the Loan cancelled under this Agreement may be subsequently reinstated.
7.6.5	The Borrowers may not reborrow any part of a Tranche which is prepaid.

Section 5	Costs of Utilisation
8	Interest
8.1	Calculation of interest The rate of interest on each Tranche for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
8.1.1	Margin; and
8.1.2	LIBOR.
8.2
Payment of interest   The Borrowers shall pay accrued interest on each Tranche on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at intervals of three Months after the first day of the Interest Period).

8.3
Default interest   If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent per annum (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Tranche in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender.  Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligors on demand by the Lender.

If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:
(a)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and
(b)
the rate of interest applying to that Unpaid Sum during that first Interest Period shall be two per cent per annum (2%) higher than the rate which would have applied if that Unpaid Sum had not become due.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
8.4	Notification of rates of interest The Lender shall promptly notify the Borrowers of the determination of a rate of interest under this Agreement.
9	Interest Periods
9.1	Selection of Interest Periods The Borrowers may select in a written notice to the Lender the duration of an Interest Period for each Tranche subject as follows:
9.1.1	each notice is irrevocable and must be delivered to the Lender by the Borrowers not later than 11.00 a.m. on the Quotation Day;
9.1.2
if the Borrowers fail to give a notice in accordance with Clause 9.1.1, the relevant Interest Period will, subject to Clauses 9.2 (Interest Periods to meet Repayment Dates) and 9.4 (Non-Business Days), be three Months;

9.1.3	subject to this Clause 9, the Borrowers may select an Interest Period of one, three or six Months or any other period agreed between the Borrowers and the Lender;
9.1.4	an Interest Period shall not extend beyond the Termination Date; and
9.1.5
(a)	the first Interest Period in respect of a Tranche shall start on the Utilisation Date in respect of that Tranche and end on the date which numerically corresponds to that Utilisation Date; and
(b)	each subsequent Interest Period for that Tranche shall start on the last day of the preceding Interest Period and end on the date which numerically corresponds to that commencement date, except that, if there is no numerically corresponding date in that Month, the Interest Period shall end on the last Business Day in that Month, subject to Clause 9.2 (Interest Periods to meet Repayment Dates).
9.2
Second Tranche   If the second Tranche to be advanced is made otherwise than on the first day of an Interest Period for the balance of the Loan, there shall be a separate initial Interest Period for that Tranche commencing on its Utilisation Date and expiring on the final date of the then current Interest Period for the balance of the Loan.

9.3
Interest Periods to meet Repayment Dates   If an Interest Period will expire after the next Repayment Date in respect of the relevant Tranche, there shall be a separate Interest Period for a part of that Tranche equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

9.4
Non-Business Days   If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest
10.1	Calculation of Reference Bank Rate
10.1.1
Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to a Reference Bank Rate but a Reference Bank does not supply a quotation by 11.00 am on the Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

10.1.2
If at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Bank Rate and none or only one of the Reference Banks supplies a rate to the Lender to determine LIBOR for dollars, Clause 10.3 (Cost of funds) shall apply to the relevant Tranche for the relevant Interest Period.

10.2
Market disruption   If before close of business in London on the Quotation Day for the relevant Interest Period, the Borrowers receive notifications from the Lender that the cost to it of funding the relevant Tranche from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.3 (Cost of funds) shall apply to the relevant Tranche for the relevant Interest Period.
10.3	Cost of funds
10.3.1	If this Clause 10.3 applies for any Interest Period, then the rate of interest on the relevant Tranche for that Interest Period shall be the percentage rate per annum which is the sum of:
(a)	the Margin; and
(b)
the rate notified to the Borrowers by the Lender as soon as practicable, and in any event by close of business on the date falling three Business Days after the Quotation Day (or, if earlier, on the date falling three Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the Lender of funding the relevant Tranche from whatever source it may reasonably select.

10.3.2
If this Clause 10.3 applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than ten days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.3	Subject to Clause 10.4 (Replacement of Screen Rate), any substitute or alternative basis agreed pursuant to Clause 10.3.2 shall be binding on all Parties.
10.3.4	If an alternative basis is not agreed pursuant to Clause 10.3.2, the rate of interest shall continue to be determined in accordance with Clause 10.3.1.
10.4	Replacement of Screen Rate
If a Screen Rate Replacement Event has occurred in relation to the Screen Rate for Dollars, any amendment or waiver which relates to:
(a)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and
(b)
(i)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(ii)
enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Benchmark;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(v)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrowers.
10.5
Break Costs   The Borrowers shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Tranche or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for that Tranche or Unpaid Sum.

The Lender shall, as soon as reasonably practicable after a demand by the Borrowers, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11	Fees
The Borrowers shall pay to the Lender, on the Utilisation Date of each Tranche, an arrangement fee in the amount of 1% of the amount of each Tranche drawn on the relevant Utilisation Date.

Section 6	Additional Payment Obligations
12	Tax Gross Up and Indemnities
12.1	Definitions In this Agreement:
"Borrower DTTP Filing" means an HM Revenue & Customs' Form DTTP2 duly completed and filed by the relevant Borrower in relation to the Lender where the Lender is a Treaty Lender, which form contains the scheme reference number and jurisdiction of tax residence in respect of the Lender and is filed with HM Revenue & Customs within 30 days of the date of this Agreement.
"Protected Party" means the Lender if it is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Qualifying Lender" means the Lender if it is beneficially entitled to interest payable to it in respect of an advance under a Finance Document and:
(a)
is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)	is:
(i)	a company resident in the United Kingdom for United Kingdom tax purposes;
(ii)	a partnership each member of which is:
(A)	a company so resident in the United Kingdom; or
(B)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(c)	is a Treaty Lender.
"Tax Confirmation" means a confirmation by the Lender that the person beneficially entitled to interest payable to the Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
"Treaty Lender" means the Lender if it:
(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;
(b)	does not carry on a business in the United Kingdom through a permanent establishment with which the Loan is effectively connected.
"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
12.2	Tax gross-up
12.2.1	Each Borrower shall (and shall procure that each other Obligor will) make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
12.2.2
The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.  Similarly, the Lender shall notify the Borrowers and that Obligor on becoming so aware in respect of a payment payable to the Lender.
12.2.3
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4	A payment shall not be increased under Clause 12.2.3 by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
(a)
the payment could have been made to the Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(b)	the Lender is a Qualifying Lender solely by virtue of (b) of the definition of Qualifying Lender and:
(i)
an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA which relates to the payment and the Lender has received from the Obligor making the payment a certified copy of that Direction; and

(ii)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(c)	the Lender is a Qualifying Lender solely by virtue of (b) of the definition of Qualifying Lender and:
(i)	the Lender has not given a Tax Confirmation to the Borrowers; and
(ii)
the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrowers, on the basis that the Tax Confirmation would have enabled the Borrowers to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or

(d)
the Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had the Lender complied with its obligations under Clause 12.2.7 or Clause 12.2.8 (as applicable).

12.2.5	If an Obligor is required to make a Tax Deduction, the relevant Borrower shall (and, in the case of any other Obligor, the Borrowers shall procure that such other Obligor will) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
12.2.6
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall (and, in the case of any other Obligor, the Borrowers shall procure that such other Obligor will) deliver to the Lender a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.7	(a)
Subject to (b), if the Lender is a Treaty Lender, the Lender and each Borrower which makes a payment to which the Lender is entitled shall co-operate in completing any procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(b)
If the Lender is a Treaty Lender which holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, the Lender shall confirm its scheme reference number and its jurisdiction of tax residence to the Borrowers, and, having done so, the Lender shall be under no obligation pursuant to (a).

12.2.8	If the Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Clause 12.2.7(b) and:
(a)	a Borrower making a payment to the Lender has not made a Borrower DTTP Filing in respect of the Lender; or
(b)	a Borrower making a payment to the Lender has made a Borrower DTTP Filing in respect of the Lender but:
(i)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs;
(ii)	HM Revenue & Customs has not given that Borrower authority to make payments to the Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing; or
(iii)	HM Revenue & Customs has given that Borrower authority to make payments to the Lender without a Tax Deduction but such authority has subsequently been revoked or expired, and in each case, that Borrower has notified the Lender in writing, the Lender and that Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

12.2.9
If the Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Clause 12.2.7(b), no Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of the Lender unless the Lender otherwise agrees.

12.2.10	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Lender.
12.3	Tax indemnity
12.3.1
Each Borrower shall (within three Business Days of demand by the Lender) pay to the Lender, if the Lender is a Protected Party, an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

12.3.2	Clause 12.3.1 shall not apply:
(a)	with respect to any Tax assessed on the Lender:
(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(ii)	under the law of the jurisdiction in which the Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or
(b)	to the extent a loss, liability or cost:
(i)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);
(ii)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 12.2.4 (Tax gross-up) applied; or
(iii)	relates to a FATCA Deduction required to be made by a Party.
12.3.3	If the Lender makes or intends to make a claim under Clause 12.3.1 as a Protected Party, the Lender shall promptly notify the Borrowers of the event which will give, or has given, rise to the claim.
12.4	Tax Credit If an Obligor makes a Tax Payment and the Lender determines that:

12.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
12.4.2	the Lender has obtained and utilised that Tax Credit,
the Lender shall pay an amount to the relevant Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made.
12.5
Stamp taxes   The Borrowers shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT
12.6.1
All amounts expressed to be payable under a Finance Document by any Obligor to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Obligor under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, the relevant Borrower shall (and, in the case of any other Obligor, the Borrowers shall procure that such other Obligor will) pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to the recipient of such supply).

12.6.2
Where a Finance Document requires any Obligor to reimburse or indemnify the Lender for any cost or expense, the relevant Borrower shall (and, in the case of any other Obligor, the Borrowers shall procure that such other Obligor will) reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.6.3
Any reference in this Clause 12.6 to any Obligor shall, at any time when such Obligor is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994) or any equivalent person in any jurisdiction other than the United Kingdom.

12.6.4
In relation to any supply made by the Lender to any Obligor under a Finance Document, if reasonably requested by the Lender, the relevant Borrower shall (and, in the case of any other Obligor, the Borrowers shall procure that such other Obligor will) promptly provide the Lender with details of that Obligor's VAT registration and such other information as is reasonably requested in connection with the Lender's VAT reporting requirements in relation to such supply.

12.7	FATCA information
12.7.1	Subject to Clause 12.7.3, each Party shall, within ten Business Days of a reasonable request by another Party:
(a)	confirm to that other Party whether it is:
(i)	a FATCA Exempt Party; or
(ii)	not a FATCA Exempt Party;
(b)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(c)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

12.7.2
If a Party confirms to another Party pursuant to Clause 12.7.1(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.7.3	Clause 12.7.1 shall not oblige the Lender to do anything, and Clause 12.7.1(c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(a)	any law or regulation;
(b)	any fiduciary duty; or
(c)	any duty of confidentiality.
12.7.4
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 12.7.1(a) or 12.7.1(b) (including, for the avoidance of doubt, where Clause 12.7.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.7.5
If a Borrower is a US Tax Obligor or the Lender reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, the Lender shall, within ten Business Days of:

(a)	where a Borrower is a US Tax Obligor, the date of this Agreement; or
(b)	where a Borrower is not a US Tax Obligor, the date of a request from a Borrower,

supply to the Borrowers:
(i)	a withholding certificate on Form W-8 or Form W-9 or any other relevant form; or
(ii)	any withholding statement or other document, authorisation or waiver as the Borrowers may require to certify or establish the status of the Lender under FATCA or that other law or regulation.
12.7.6
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Borrowers by the Lender pursuant to Clause 12.7.5 is or becomes materially inaccurate or incomplete, the Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrowers unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Borrowers).

12.8	FATCA Deduction
12.8.1
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.8.2
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment.

13	Increased Costs
13.1
Increased Costs   Subject to Clause 13.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, the Lender or any of the Lender's Affiliates).

In this Agreement:
(a)	"Basel III" means:
(i)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel

Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(ii)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
(b)	"CRD IV" means:
(i)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended, supplemented or restated;

(ii)
Regulation EU No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation EU No 648/2012, as amended, supplemented or restated; and

(iii)	any other law or regulation which implements Basel III.
(c)	"Increased Costs" means:
(i)	a reduction in the rate of return from the Loan or on the Lender's (or its Affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into any Finance Document or funding or performing its obligations under any Finance Document.
13.2	Increased cost claims
13.2.1	If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) the Lender shall promptly notify the Borrowers of the event giving rise to the claim.
13.2.2	The Lender shall, as soon as practicable after a demand by the Borrowers, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

13.3.1	attributable to a Tax Deduction required by law to be made by a Borrower;
13.3.2	attributable to a FATCA Deduction required to be made by a Party;
13.3.3	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 but was not so compensated solely because any of the exclusions in Clause 12.3 applied); or
13.3.4	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.
In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).
14	Other Indemnities
14.1
Currency indemnity   If any sum due from a Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

14.1.1	making or filing a claim or proof against that Borrower; or
14.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.
Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
14.2.1	The Borrowers shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:
(a)	the occurrence of any Event of Default;
(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;
(c)
funding, or making arrangements to fund, a Tranche requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(d)	a Tranche (or part of a Tranche) not being prepaid in accordance with a notice of prepayment given by the Borrowers.
14.2.2
The Borrowers shall promptly indemnify the Lender, each Affiliate of the Lender and each officer or employee of the Lender or its Affiliate (each such person for the purposes of this Clause 14.2 an "Indemnified Person") against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Encumbrance constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, a Vessel, unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.  Any Affiliate or any officer or employee of the Lender or its Affiliate may rely on this Clause 14.2 subject to Clause 1.7 (Third party rights) and the provisions of the Third Parties Act.

14.2.3	Subject to any limitations set out in Clause 14.2.2, the indemnity in that Clause shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:
(a)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or
(b)	in connection with any Environmental Claim.
14.2.4	The Borrowers shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
14.2.5	The Borrowers shall promptly indemnify the Lender as holder of any of the Security Documents and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:
(a)	any failure by the Borrowers to comply with their obligations under Clause 16 (Costs and Expenses);
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(c)	the taking, holding, protection or enforcement of the Security Documents;

(d)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;
(e)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or
(f)
acting as holder of any of the Security Documents, Receiver or Delegate or otherwise relating to any of the Security Assets (otherwise, in each case, than by reason of the relevant Lender's, Receiver's or Delegate's gross negligence or wilful misconduct).

14.3	Indemnity survival The indemnities contained in this Agreement shall survive repayment of the Loan.
15	Mitigation by the Lender
15.1
Mitigation   The Lender shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any Tranche ceasing to be available or any amount becoming payable under or pursuant to any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.  The above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2
Limitation of liability   The Borrowers shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).  The Lender is not obliged to take any steps under Clause 15.1 if, in its opinion (acting reasonably), to do so might be prejudicial to it.

16	Costs and Expenses
16.1
Transaction expenses   The Borrowers shall promptly on demand pay the Lender and any Receiver or Delegate the amount of all costs and expenses (including legal fees) incurred by any of them in connection with:

16.1.1	the negotiation, preparation, printing, execution, syndication and perfection of this Agreement and any other documents referred to in this Agreement;
16.1.2	the negotiation, preparation, printing, execution and perfection of any other Finance Documents executed after the date of this Agreement;
16.1.3	any other document which may at any time be required by the Lender to give effect to any Finance Document or which the Lender is entitled to call for or obtain under any Finance Document; and
16.1.4	any discharge, release or reassignment of any of the Security Documents.
16.2
Amendment costs   If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.6 (Change of currency), the Borrowers shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) incurred by the Lender and any

Receiver or Delegate in responding to, evaluating, negotiating or complying with that request or requirement.
16.3
Enforcement and preservation costs   The Borrowers shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Encumbrances and any proceedings instituted by or against the Secured Party as a consequence of entering into a Finance Document, taking or holding the Transaction Encumbrances or enforcing those rights including (without limitation) any losses, costs and expenses which that Secured Party may from time to time sustain, incur or become liable for by reason of that Secured Party being mortgagee of a Vessel and/or a lender to a Borrower, or by reason of that Secured Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel.

16.4
Other costs   The Borrowers shall, within three Business Days of demand, pay to each Secured Party the amount of all sums which that Secured Party may pay or become actually or contingently liable for on account of a Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Secured Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Secured Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which that Secured Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

Section 7	Earnings Accounts and Application of Earnings
17	Earnings Accounts
17.1	Earnings Accounts
17.1.1
The Borrowers shall maintain the Earnings Accounts with the Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

17.1.2	No Borrower shall open any bank account except for the Earnings Accounts.
17.2	Earnings Each Borrower shall procure that all Earnings in respect of its Vessel and any Requisition Compensation in respect of its Vessel are credited to its Earnings Account.
17.3	Withdrawals
17.3.1	During the Facility Period, sums may be withdrawn from the Earnings Accounts without the prior written consent of the Lender, provided that no Default has occurred and is continuing.
17.3.2	The Earnings Accounts shall not be overdrawn as a result of a withdrawal made in accordance with this Clause 17.3.
17.4	Application of Earnings Accounts The Borrowers shall transfer or cause to be transferred from the Earnings Accounts to the Lender:
17.4.1	on each Repayment Date in respect of the relevant Tranche, the amount of the Repayment Instalment then due; and
17.4.2	on each Interest Payment Date in respect of the relevant Tranche, the amount of interest then due, and the Borrowers irrevocably authorise the Lender to instruct the Account Holder to make those transfers if the Borrowers fail to do so on the relevant date, and to apply the transferred amounts in payment of the relevant Repayment Instalment, interest amount or other amount due.
17.5
Borrowers' obligations not affected   If for any reason the amount standing to the credit of the Earnings Accounts is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrowers' obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

17.6
Relocation of Earnings Accounts   On and at any time after the occurrence of a Default which is continuing, the Lender may without the consent of the Borrowers instruct the Account Holder to relocate any Earnings Account to any other branch of the Account Holder, without prejudice to the continued application of this Clause 17 and the rights of the Secured Parties under the Finance Documents.

17.7
Access to information   The Lender (and its nominees) may from time to time during the Facility Period review the records held by the Account Holder (whether in written or electronic form) in relation to the Earnings Accounts, and the Borrowers irrevocably waive any right of confidentiality which may exist in relation to those records.

17.8
Statements   Without prejudice to the rights of the Lender under Clause 17.7 (Access to information), the Borrowers shall procure that the Account Holder provides to the Lender, no less frequently than each calendar month during the Facility Period, statements of account (in written or electronic form) showing all entries made to the credit and debit of each of the Earnings Accounts during the immediately preceding calendar month.

18	Additional Security
18.1	ACR Coverage
18.1.1
If at any time the aggregate of (a) the Market Value of the Vessels and (b) the value of any additional security (such value to be (i) the face amount of the deposit (in the case of cash), (ii) determined conclusively by appropriate advisers appointed by the Lender (in the case of other charged assets other than a vessel), (iii) the Market Value of a vessel (in the case of a vessel), and (iv) determined by the Lender (in all other cases)) for the time being provided to the Lender under this Clause 18 is less than 125% of the amount of the Loan then outstanding (the "ACR Coverage"), the Borrowers shall, within 30 days of the Lender's request, at the Borrowers' option:

(a)	pay to the Lender or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Lender as additional security for the payment of the Indebtedness; or
(b)	give to the Lender other additional security in amount and form acceptable to the Lender for a value determined in accordance with the first part of this Clause 18.1.1; or
(c)	prepay the Loan in the amount of the shortfall.
18.1.2
Clauses 6.3 (Reborrowing) and 7.6 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 18.1. Any prepayment under this Clause 18.1 shall be applied first between the Tranches pro rata and thereafter in prepayment of the remaining Repayment Instalments and the Balloon Amount in respect of each Tranche

18.1.3
If, at any time after the Borrowers have provided additional security in accordance with the Lender's request under this Clause 18.1, the Lender, following the Borrower's request, shall determine when testing compliance with the ACR Coverage that all or any part of that additional security may be released without resulting in a shortfall in the ACR Coverage, then, provided that no Default is continuing, the Lender shall release all or any part of that additional security at the cost of the Borrowers, but this shall be without prejudice to the Lender's right to make a further request under this Clause 18.1 should the value of the remaining security subsequently merit it.

18.2	Provision of valuations
18.2.1	The Lender shall be entitled to obtain a valuation in evidence of a Market Value for the purpose of testing compliance with Clause 18.1 (ACR Coverage):
(a)	twice per calendar year of a Vessel (in the case of that Vessel);

(b)	twice per calendar year from the date a vessel (other than a Vessel) is provided as additional security (in the case of a vessel other than a Vessel);
(c)	on or about the Prepayment Date, if the last valuation obtained by the Lender before the Prepayment Date pursuant to this Clause 18.2.1 predates the Prepayment Date by more than twenty days; and
(d)	at any time if requested by the Borrowers.
18.2.2	Additionally, the Lender shall be entitled to obtain a valuation in evidence of a Market Value:
(a)
for the purpose of Clause 18.1(ACR Coverage) at any time and each such valuation obtained shall be at the expense of the Lender except where such valuation shows that the Borrowers are not in compliance with the VTL Coverage;

(b)	for the purpose of Clause 4.1 (Initial conditions precedent).
18.2.3	The Lender may at any time after an Event of Default has occurred and is continuing obtain a valuation in evidence of a Market Value.
18.2.4
All valuations referred to in this Clause 18.2 (other than as provided in 18.2.2 (a)) and all valuations to be obtained pursuant to Clause 4 (Conditions of Utilisation) shall be obtained at the cost and expense of the Borrowers and the Borrowers shall within three Business Days of demand by the Lender pay to the Lender the amount of all such costs and expenses.

Section 8	Representations, Undertakings and Events of Default
19	Representations
19.1	Representations Each Borrower makes the representations and warranties set out in this Clause 19 to the Lender.
19.1.1	Status Each of the Obligors :
(a)	is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction; and
(b)	has the power to own its assets and carry on its business as it is being conducted.
19.1.2	Binding obligations
(a)	The obligations expressed to be assumed by each of the Obligors in each of the Relevant Documents to which it is a party are legal, valid, binding and enforceable obligations; and
(b)
Without limiting the generality of Clause 19.1.2(a), each Security Document creates the security interests which that Security Document purports to create and those security interests are valid and effective.

(c)	The Deed of Release constitutes legal, valid, binding and enforceable obligations of Nordea.
19.1.3
Non-conflict with other obligations   The entry into and performance by each of the Obligors of, and the transactions contemplated by, the Relevant Documents and the granting of the Transaction Encumbrances do not and will not conflict with:

(a)	any law or regulation applicable to such Obligor;
(b)	the constitutional documents of such Obligor; or
(c)	any agreement or instrument binding upon such Obligor or any of such Obligor's assets or constitute a default or termination event (however described) under any such agreement or instrument.
19.1.4	Power and authority
(a)
Each of the Obligors has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is or will be a party and the transactions contemplated by those Relevant Documents.

(b)
No limit on the powers of any Obligor will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Relevant Documents to which it is a party.

19.1.5	Validity and admissibility in evidence All Authorisations required or desirable:
(a)
to enable each of the Obligors lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party or to enable the Lender to enforce and exercise all its rights under the Relevant Documents; and

(b)	to make the Relevant Documents to which any Obligor is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 1 (Conditions Subsequent).
19.1.6	Governing law and enforcement
(a)	The choice of governing law of any Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Obligor.
(b)
Any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Obligor.

19.1.7
Insolvency   No corporate action, legal proceeding or other procedure or step described in Clause 25.1.7 (Insolvency proceedings) or creditors' process described in Clause 25.1.8 (Creditors' process) has been taken or, to the knowledge of any Borrower, threatened in relation to an Obligor; and none of the circumstances described in Clause 25.1.6 (Insolvency) applies to an Obligor.

19.1.8
No filing or stamp taxes   Under the laws of the Relevant Jurisdictions of each relevant Obligor it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except registration of each Mortgage at the Ships Registry where title to the relevant Vessel is registered in the ownership of the relevant Borrower and payment of associated fees, which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.

19.1.9	Deduction of Tax None of the Obligors is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is:
(a)
a Qualifying Lender falling within (a) of the definition of Qualifying Lender; or, except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, a Qualifying Lender falling within (b) of the definition of Qualifying Lender; or

(b)
a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

19.1.10	No default
(a)
No Event of Default and, on the date of this Agreement and each Utilisation Date, no Default is continuing or is likely to result from the advance of any Tranche or the entry into, the performance of, or any transaction contemplated by, any of the Relevant Documents.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any of the Obligors or to which its assets are subject which has or is likely to have a Material Adverse Effect.

19.1.11	No misleading information Save as disclosed in writing to the Lender prior to the date of this Agreement:
(a)
all material information provided to the Lender by or on behalf of any of the Obligors on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections provided to the Lender on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(b)
all other written information provided by any of the Obligors (including its advisers) to the Lender was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

19.1.12	Financial statements
(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.
(b)	The audited Original Financial Statements fairly present the Group's financial condition and results of operations during the relevant financial year.
(c)	There has been no material adverse change in the Group's assets, business or consolidated financial condition since the date of the Original Financial Statements.
(d)	Each Obligor's most recent financial statements delivered pursuant to Clause 20.1 (Financial statements):

(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and
(ii)	fairly present its consolidated financial condition as at the end of, and its consolidated results of operations for, the period to which they relate.
(e)
Since the date of the most recent financial statements delivered pursuant to Clause 20.1 (Financial statements) there has been no material adverse change in the assets, business or financial condition of any of the Group.

19.1.13	No proceedings
(a)
No litigation, arbitration or administrative proceedings or investigation of or before any court, arbitral body, arbitral tribunal or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against any of the Obligors.

(b)
No judgment or order of a court, arbitral body, arbitral tribunal or agency or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against any of the Obligors.

19.1.14	No breach of laws None of the Obligors has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.
19.1.15	Environmental laws
(a)
Each of the Obligors and each other member of the Group is in compliance with Clause 22.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)
No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any of the Obligors or any other member of the Group where that claim has or is reasonably likely, if determined against that Obligor or other member of the Group, to have a Material Adverse Effect.

19.1.16	Taxation
(a)	None of the Obligors is materially overdue in the filing of any Tax returns or is overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against any of the Obligors with respect to Taxes.
(c)	Each of the Obligors is resident for Tax purposes only in its Original Jurisdiction.
19.1.17
Anti-corruption law   Each of the Obligors and each other member of the Group and each Affiliate of any of them has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.1.18	No Encumbrance or Financial Indebtedness
(a)	No Encumbrance or Quasi-Security exists over all or any of the present or future assets of any of the Borrowers other than as permitted by the Finance Documents.
(b)	None of the Borrowers has any Financial Indebtedness outstanding other than as permitted by this Agreement.
19.1.19
Pari passu ranking   The payment obligations of each of the Obligors under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.1.20	No adverse consequences
(a)	It is not necessary under the laws of the Relevant Jurisdictions of any of the Obligors:
(i)	in order to enable the Lender to enforce its rights under any Finance Document; or
(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that the Lender should be licensed, qualified or otherwise entitled to carry on business in any of the Relevant Jurisdictions of any of the Obligors.
(b)
The Lender is not and will not be deemed to be resident, domiciled or carrying on business in any of the Relevant Jurisdictions of any of the Obligors by reason only of the execution, performance and/or enforcement of any Finance Document.

19.1.21
Disclosure of material facts   No Borrower is aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have changed the decision of a person willing to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

19.1.22	Completeness of Relevant Documents
(a)
The copies of any Relevant Documents and the Deed of Release provided or to be provided by the Borrowers to the Lender in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents and the Deed of Release in relation to the subject matter of those Relevant Documents and the Deed of Release.

(b)
There are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of the Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Lender.

(c)	There is no dispute under any of the Relevant Documents as between the parties to any such document.
(d)	No any rights under the Finance Documents and the Deed of Release been waived.
19.1.23	No immunity No Obligor or any of its assets is immune to any legal action or proceeding.
19.1.24
Money laundering   Any borrowing by a Borrower under this Agreement, and the performance of its obligations under this Agreement and under the other Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive ((EU) 2015/849) of the European Parliament and of the Council of the European Communities.

19.1.25	Sanctions
(a)
None of the Obligors, any other member of the Group or any Affiliate of any of them is a Prohibited Person or is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and none of such persons owns or controls a Prohibited Person.

(b)
No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(c)	Each of the Obligors, each other member of the Group and each Affiliate of any of them is in compliance with all Sanctions.
19.1.26	Valuations
(a)	All information supplied by an Obligor or (with an Obligor’s knowledge) on its behalf to an Approved Shipbroker for the purposes of a valuation in evidence of a Market Value in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.
(b)	No Obligor has omitted to supply any information to an Approved Shipbroker in its possession or knowledge which, if disclosed, would adversely affect any such valuation.
(c)
To the best of each Obligor’s knowledge, there has been no change to the factual information supplied in relation to any such valuation between the date such information was supplied and the date of that valuation which renders that information untrue or misleading in any material respect.

19.1.27
Existing Vessel acquisition Each Existing Borrower has acquired its Existing Vessel exclusively through bank loan proceeds, cash on hand and equity contributions by the relevant Existing Borrower's shareholders, or a combination thereof.

19.1.28
DAC6  No transaction contemplated by the Relevant Documents nor any transaction to be carried out in connection with any transaction contemplated by the Relevant Documents meets any hallmark set out in Annex IV of Council Directive 2011/16/EU (as amended by the Council Directive of 25 May 2018 (2018/822/EU)).

19.1.29	US Tax Obligor No Obligor is a US Tax Obligor.
19.2
Repetition   Each Repeating Representation is deemed to be made by each Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date, on the first day of each Interest Period and, in the case of those contained in Clauses 19.1.12(c) and 19.1.12(e) (Financial statements) and for the duration of the Facility Period, on each day.

20	Information Undertakings
The undertakings in this Clause 20 remain in force for the duration of the Facility Period.
20.1	Financial statements The Borrowers shall supply to the Lender:
20.1.1
as soon as the same become available, but in any event within 180 days after the end of each of the Parent's financial years the audited consolidated financial statements of the Parent for that financial year; and

20.1.2
as soon as the same become available, but in any event within 90 days after the end of each quarter during each of the Parent's financial years, the Parent's unaudited quarterly consolidated financial statements for that quarter.

20.2	Compliance Certificate
20.2.1
The Borrower shall procure that the Parent supplies to the Lender, with each set of its annual financial statements delivered pursuant to Clause 20.1.1 (Financial statements) and each set of its quarterly financial statements delivered pursuant to Clause 20.1.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up.

20.2.2	Each Compliance Certificate shall be signed by the chief executive officer or the chief financial officer of the Parent.
20.3	Requirements as to financial statements
Each set of financial statements delivered by a Borrower under Clause 20.1 (Financial statements):
20.3.1	shall be certified by a director of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up;
20.3.2	shall evidence compliance with Clauses 19.1.27 (Existing Vessel acquisition) and 22.29 (New Vessel acquisition);
20.3.3	shall be in the form as they were published in the relevant press release provided that such form is compliant with the requirements of the US Securities and Exchange Commission; and
20.3.4
shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Lender:

(a)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and
(b)
sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether Clause 21 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
20.4	Information: miscellaneous Each Borrower shall supply to the Lender:
20.4.1	at the same time as they are dispatched, copies of all documents dispatched by that Borrower or any other Obligor to its shareholders generally (or any class of them) or dispatched by that Borrower or any other Obligor to its creditors generally (or any class of them);
20.4.2	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending:
(a)	against any Obligor and which, if adversely determined, are likely to have a Material Adverse Effect; or
(b)	involving a Vessel where the amount claimed by any party (ignoring any counterclaim or defence of set-off) exceeds or may be expected to exceed the Threshold Amount;
20.4.3
promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body, arbitral tribunal or agency or any order or sanction of any governmental or other regulatory body which is made against any Obligor and which is likely to have a Material Adverse Effect;

20.4.4
promptly, such information and documents as the Lender may require about the Security Assets and compliance of the Obligors with the terms of any Security Documents (including without limitation cash flow analyses and details of the operating costs of any Vessel); and

20.4.5
promptly on request, such further information regarding the financial condition, assets and operations of any Obligor or any other member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to management of the Group and an up to date copy of its shareholders' register (or equivalent in its Original Jurisdiction)) as the Lender may reasonably request.

20.5	Notification of default
20.5.1	Each Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
20.5.2
Promptly upon a request by the Lender, each Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	"Know your customer" checks If:
20.6.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
20.6.2
any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

20.6.3	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of Clause 20.6.3, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in Clause 20.6.3, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in Clause 20.6.3, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
21	Financial Covenants
21.1	At all times during the Facility Period the Borrowers shall procure that The Parent shall:
21.1.1	maintain throughout the Facility Period an aggregate amount of (a) Cash and (b) Cash Equivalents not less than the higher of:
(a)
an amount equal to the aggregate of (a) $8,000,000 in respect of the Fleet Vessels owned by members of the Group on the date of this Agreement plus (b) $1,000,000 per Fleet Vessel (including the New Vessel), acquired by a member of the Group after the date of this Agreement, if any; and

(b)	7.5% of the Total Debt; and
21.1.2	maintain Working Capital greater than zero dollars throughout the Facility Period; and
21.1.3	shall maintain a Value Adjusted Equity Ratio at a minimum of 35%.
21.2
The Borrowers shall and shall procure that the Parent will promptly notify the Lender of the terms of any financial covenants given from time to time by the Guarantor or any of its Subsidiaries to their banks or other financiers, and if the Lender considers that those terms are more favourable to those banks or financiers than those set out in Clause 21.1, then the Borrowers shall procure that the Guarantor shall provide amended financial covenants on equivalent terms to those deemed by the Lender to be more favourable and acceptable to the Lender

21.3
The Borrowers shall or shall procure that the Parent or the Manager will, maintain with the Lender in the name of the Borrowers or the Parent or the Manager (as applicable) cash deposits free from Encumbrances (other than in favour of the Lender) in an amount equal to an amount not less than 5% of the outstanding amount of each Tranche (the liquidity), the amount of such deposits in respect of each Tranche to be calculated in arrears for the previous 6 Month period, commencing with the date falling 6 Months from the relevant Utilisation Date and every subsequent period commencing at six-Monthly intervals thereafter. The Lender will determine the Borrowers' compliance with the above (for the preceding six-Month period) on the last date of the Month falling six Months after the Utilisation Date and will make similar determinations at the last date of the last Month of each such six-Month period thereafter for the remaining duration of the Facility Period.
21.4	For the Purpose of the Finance Documents:
"Accounting Information" means the quarterly unaudited financial statements and/or the annual audited consolidated financial statements and/or other information to be provided by the Parent to the Lender in accordance with Clause 20.1 (Financial Statements).
"Cash" means, at any date of determination under this Agreement, the aggregate value of the Parents and its Subsidiaries credit balances on any deposit, savings or current account and cash in hand (including, without limitation, short term cash deposits with the Account Holder) to which the Parents and/or its Subsidiaries (as applicable) have free, immediate and direct access but excluding any such credit balances and cash subject to an Encumbrance (other than Encumbrances in favour of the Lender) at any time.
"Cash Equivalents" means, at any date of determination under this Agreement and the Guarantee, the aggregate value of the Group's:
(d)
certificates of deposit of, or overnight bank deposits with, any Lender or any commercial bank whose short-term securities are rated at least A-2 by Standard and Poor's Rating Group and P-3 by Moody's Investor Services, Inc. having maturities of six (6) months or less from the date of acquisition;

(e)
commercial paper of, or money market accounts or funds with or issued by, any Lender or by an issuer rated at least A-2 by Standard & Poor's Ratings Group and P-3 by Moody's Investor Services, Inc. and having an original tenor of six (6) months or less; and

(f)
medium term fixed or floating rate notes of any Lender or an issuer rated at least AA- by Standard & Poor's Rating Group and/or Aa3 by Moody's Investor Services, Inc. at the time of acquisition and having a remaining term of six (6) months or less from the date of acquisition, but excluding any of those assets subject to an Encumbrance (other than Encumbrances in favour of the Lender) at any time, provided that the Parent and/or its Subsidiaries (as applicable) have free, immediate and direct access.
"Fleet Market Value" means in relation to a Fleet Vessel, the market value of such Fleet Vessel determined by a valuation to be provided by the Borrowers and acceptable to the Lender on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer and at the cost of the Borrowers.
"Fleet Vessel" means any vessel (including, but not limited to, the Vessels) from time to time wholly owned by a member of the Group (directly or indirectly) including chartered-in vessels for which a member of the Group has a purchase obligation but excluding, for the avoidance of doubt, any newbuilding vessels not delivered to the relevant member of the Group at the relevant time, and "Fleet Vessels" means more than one of them).
"Total Debt" means, at any time during the Facility Period, the aggregate amount of the Financial Indebtedness all the members of the Group at that time as shown in the Parent's latest financial statements delivered to the Lender pursuant to Clause 20.1 (Financial statements).
"Value Adjusted Equity Ratio" means the amount of the Parent's  total shareholders' equity as reflected in the most recent Accounting Information adjusted by the difference between the Fleet Market Value and the book value of the Fleet Vessels divided by market value adjusted total assets, as evidenced by the latest financial statements.
"Working Capital" means the consolidated current assets minus the consolidated current liabilities (next year's instalment on long-term debt and subordinated shareholder loans shall be excluded from the current liabilities).
22	General Undertakings
The undertakings in this Clause 22 remain in force for the duration of the Facility Period.
22.1	Authorisations Each Borrower shall promptly:
22.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and
22.1.2	supply certified copies to the Lender of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(a)	enable any Obligor to perform its obligations under the Finance Documents to which it is a party;
(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and
(c)	enable any Obligor to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
22.2	Compliance with laws
22.2.1
Each Borrower shall comply (and shall procure that each other Obligor, each other member of the Group and each Affiliate of any of them will comply), in all respects with all laws to which it may be subject, if (except as regards Sanctions, to which Clause 22.2.2 applies, and anti-corruption laws, to which Clause 22.5 applies) failure so to comply has or is reasonably likely to have a Material Adverse Effect.

22.2.2	Each Borrower shall comply (and shall procure that each other Obligor, each other member of the Group and each Affiliate of any of them will comply) in all respects with all Sanctions.

22.3	Environmental compliance
Each Borrower shall and shall procure that each Obligor and member of the Group will:
22.3.1	comply with all Environmental Laws;
22.3.2	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and
22.3.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.
22.4	Environmental Claims
Each Borrower shall promptly upon becoming aware of the same, inform the Lender in writing of:
22.4.1	any Environmental Claim against any of the Obligors or any other member of the Group or any Vessel which is current, pending or threatened; and
22.4.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Obligors or any other member of the Group or any Vessel, where the claim, if determined against that Obligor or other member of the Group or Vessel, has or is reasonably likely to have a Material Adverse Effect.
22.5	Anti-corruption law
22.5.1
Each Borrower shall not (and shall procure that no other Obligor or other member of the Group will) directly or indirectly use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

22.5.2	Each Borrower shall (and shall procure that each other Obligor and each other member of the Group will):
(a)	conduct its businesses in compliance with applicable anti-corruption laws; and
(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.
22.6	Taxation
22.6.1
Each Borrower shall (and shall procure that each other Obligor) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Clause 20.1 (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
22.6.2	No Borrower may (and no other Obligor may) change its residence for Tax purposes.
22.7
Evidence of good standing   Each Borrower will from time to time, if applicable and if requested by the Lender, provide the Lender with evidence in form and substance satisfactory to the Lender that each Obligor and each corporate shareholder of an Obligor remains in good standing.

22.8
Pari passu ranking   Each Borrower shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.9	Negative pledge
In this Clause 22.9 "Quasi-Security" means an arrangement or transaction described in Clause 22.9.2.
Except as permitted under Clause 22.9.3:
22.9.1	No Borrower shall create or permit to subsist any Encumbrance over any of its assets.
22.9.2	No Borrower shall:
(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;
(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
22.9.3	Clauses 22.9.1 and 22.9.2 do not apply to any Encumbrance or (as the case may be) Quasi-Security, which is a Permitted Encumbrance.

22.9.4	Each Borrower shall hold the legal title to, and own the entire beneficial interest in the relevant Vessel, the Earnings and the Insurances.
22.9.5
With effect on and from its creation or intended creation, each Obligor shall hold the legal title to, and own the entire beneficial interest in any other assets the subject of any Transaction Encumbrance created or intended to be created by that Obligor.

22.10	Disposals
22.10.1
Except as permitted under Clause 22.10.2, no Borrower shall and the Guarantor shall not (in relation to the Borrowers or their assets) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

22.10.2	Clause 22.10.1 does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.
22.11	Arm's length basis
22.11.1	Except as permitted under Clause 22.11.2, no Borrower shall enter into any transaction with any person except on arm's length terms and for full market value.
22.11.2
Any fees, costs and expenses payable under the Relevant Documents in the amounts set out in the Relevant Documents delivered to the Lender under Clause 4.1 (Initial conditions precedent) or agreed by the Lender shall not be a breach of this Clause 22.11.

22.12	Merger No Borrower shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.
22.13
Change of business   No Borrower shall and shall procure that the Manager shall not make any substantial change to the general nature of its business from that carried on at the date of this Agreement and no Borrower or Manager shall be engaged in business other than business which is acceptable to the Lender.

22.14	No other business No Borrower shall engage in any business other than the ownership, operation, chartering and management of the relevant Vessel.
22.15	No acquisitions No Borrower shall acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.
22.16	No Joint Ventures No Borrower shall):
22.16.1	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or
22.16.2
transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

22.17
No borrowings   No Borrower shall incur or allow to remain outstanding any Financial Indebtedness (except for the Loan and normal (in the opinion of the Lender) trade debt in the ordinary course of business and on arm's length terms up to an aggregate amount of $750,000).

22.18	No substantial liabilities Except in the ordinary course of business, no Borrower shall incur any liability to any third party which is in the Lender's opinion of a substantial nature.
22.19	No loans or credit No Borrower shall be a creditor in respect of any Financial Indebtedness.
22.20
No guarantees or indemnities   No Borrower shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person except for guarantees or indemnities from time to time required in the ordinary course of its business or by any protection and indemnity or war risks association with which its Vessel is entered, guarantees required to procure the release of its Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its Vessel which may remain outstanding for such period acceptable to the Lender.

22.21	No dividends
22.21.1	No Borrower shall, except as permitted under Clause 22.21.2:
(a)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;
(c)	pay any management, advisory or other fee to or to the order of any of the shareholders of the Parent;
(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or
(e)	issue any new shares in its share capital or resolve to do so.
22.21.2	Clause 22.21.1 does not apply to a Permitted Distribution.
22.22	People with significant control regime Each Borrower shall (and shall procure that each other Obligor will):
22.22.1
within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of any Transaction Encumbrance; and

22.22.2	promptly provide the Lender with a copy of that notice.
22.23	Inspection of records Each Borrower will permit the inspection of its financial records and accounts from time to time by the Lender or its nominee.

22.24
No change in Relevant Documents   No Borrower shall (and the Borrowers shall procure that no other Obligor  will) amend, vary, novate, supplement, supersede, waive or terminate any term of, any of the Relevant Documents which are not Finance Documents, or any other document delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) or Clause 4.3 (Conditions subsequent).

22.25	Further assurance
22.25.1
Each Borrower shall (and shall procure that each other Obligor will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(a)
to perfect any Encumbrance created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Encumbrance over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Lender or the Secured Parties provided by or pursuant to the Finance Documents or by law;

(b)
to confer on the Lender or confer on the Secured Parties an Encumbrance over any property and assets of that Borrower (or that other Obligor as the case may be) located in any jurisdiction equivalent or similar to the Encumbrance intended to be conferred by or pursuant to the Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.
22.25.2
Each Borrower shall (and shall procure that each other Obligor will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Lender or the Secured Parties by or pursuant to the Finance Documents.

22.26	Sanctions
22.26.1
No Borrower shall (and the Borrowers shall procure that (no other Obligor or other member of the Group and) no Affiliate of any of them will) (i) become a Prohibited Person, or (ii) be owned or controlled by a Prohibited Person, or (iii) act directly or indirectly on behalf of or for the benefit of a Prohibited Person, or (iv) own or control a Prohibited Person.

22.26.2
The Borrowers shall procure that no proceeds of any Tranche shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

22.26.3	Each Borrower shall (and shall procure that (each other Obligor and each other member of the Group and) each Affiliate of any of them will) comply with all Sanctions.
22.27	Place of business The Borrowers shall:
22.27.1	procure that no Obligor has a place of business in any country against which Sanctions are directed; and
22.27.2	give prior written notice to the Lender if the address of the head office functions of any Obligor changes from the one advised to the Lender on the date of this Agreement.
22.28	Change of control
The Borrowers shall procure that throughout the Facility Period:-
22.28.1	the Guarantor shall remain listed in the NASDAQ Capital Market;
22.28.2	a member of the Family shall control, directly or indirectly at least 15% of the Parent's common share capital;
22.28.3
no other person or group of persons acting in concert, other than any member of the Family and any entity controlled directly or indirectly by a member of the Family, to have the right to control directly or indirectly, the affairs or composition of the majority of the board of directors of the Parent;

22.28.4	each of the Borrowers and the Manager shall remain wholly owned and controlled Subsidiaries of the Guarantor;
22.28.5	each of the Relevant Executives holds such executive position within the management structure of the Parent as more particularly described in the Ownership Side Letter.
22.29
New Vessel acquisition  The Borrowers shall procure that the New Borrower shall acquire the New Vessel exclusively through the Loan, cash in hand and equity contributions by the New Borrower's shareholders, or a combination thereof.

22.30
Use of proceeds The Borrowers shall ensure that no part of the proceeds of the Loan shall be used for the purposes of acquiring shares in the Lender or other banks and/or financial institutions or acquiring hybrid capital debentures of the Lender or other banks and/or financial institutions.

23	Insurance Undertakings
23.1	Maintenance and amounts of Obligatory Insurances
23.1.1
Each Borrower covenants to ensure that from the Utilisation Date relating to its Vessel and throughout the remainder of the Facility Period its Vessel shall be and shall remain insured at its expense against:

(a)	fire and all usual marine risks (including hull and machinery and excess risks) and war risks on an agreed value basis for an amount which is the greater from time to time of:
(i)	her Market Value; and
(ii)
an amount which (when aggregated with the amounts for which the other Vessels and any other vessels which are the subject of Transaction Encumbrances for the Loan are insured for such risks) equals 125% of the amount of the Loan then outstanding; and

(b)
protection and indemnity risks and liabilities (including, without limitation, protection and indemnity war risks) for the highest amount from time to time available in the international marine insurance market for vessels of a similar age, size and type to that Vessel; and

(c)
oil pollution caused by that Vessel for such amounts as the Lender may from time to time approve unless that risk is covered to the satisfaction of the Lender by the Vessel's protection and indemnity entry or insurance.

23.1.2
 The Lender agrees that, if and for so long as a Vessel may be laid up with the approval of the Lender, the relevant Borrower may at its own expense take out port risk insurance on such Vessel in place of hull and machinery insurance.

23.2	Further terms
23.2.1
Each Borrower undertakes, in respect of its Vessel, to place the Obligatory Insurances with Approved Insurance Brokers and Approved Insurers and in such markets, in such currency and on such terms and conditions as the Lender shall have previously approved in writing.

23.2.2	No Borrower shall alter the terms of any of the Obligatory Insurances or waive any right relating to any of the Obligatory Insurances.
23.2.3
No Borrower shall allow any person to be co-assured under any of the Obligatory Insurances without the prior written consent of the Lender, except for the Managers and any crewing agents (each a "Permitted Co-Assured"). The Borrowers shall procure that any Permitted Co-Assured shall, if so required by the Lender:

(a)	assign its rights under the Insurances in favour of the Lender; or

(b)
sign a letter of subordination in favour of the Lender in a form acceptable to the Lender and agree to a policy endorsement stating that it shall have no claim in respect of the loss or damage of the relevant Vessel.

23.2.4
Each Borrower will supply the Lender from time to time on request with such information as the Lender may require with regard to the Obligatory Insurances, the Approved Insurance Brokers and the Approved Insurers through or with which the Obligatory Insurances are placed.

23.2.5
Each Borrower shall reimburse the Lender on demand for all costs and expenses incurred by the Lender in obtaining from time to time a report on the adequacy of the Obligatory Insurances from an insurance adviser instructed by the Lender.

23.3	Payment of premiums; Protection and indemnity guarantees
23.3.1	Each Borrower undertakes, in respect of its Vessel:
(a)	duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Obligatory Insurances; and
(b)	at its own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association.
23.3.2	From time to time at the Lender's request, each Borrower will, in respect of its Vessel, provide the Lender with evidence satisfactory to the Lender that:
(a)	such premiums, calls, contributions and other sums have been duly and punctually paid;
(b)	any such guarantees have been duly given; and
(c)
all declarations and notices required by the terms of any of the Obligatory Insurances to be made or given by or on behalf of that Borrower to brokers, underwriters or associations have been duly and punctually made or given.

23.4	Compliance with terms of Obligatory Insurances
23.4.1
Each Borrower will comply in all respects with all terms and conditions of the Obligatory Insurances relating to its Vessel and will make all such declarations to brokers, underwriters and associations as may be required to enable its Vessel to operate in accordance with the terms and conditions of the Obligatory Insurances.

23.4.2
No Borrower will do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Obligatory Insurances relating to its Vessel may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Obligatory Insurances relating to its Vessel may be reduced or become liable to be repaid in whole or in part or may cease to be payable in whole or in part.
23.4.3
No Borrower will permit its Vessel to be employed other than in conformity with the Obligatory Insurances relating to its Vessel without first taking out additional insurance cover in respect of that employment in all respects to the satisfaction of the Lender.

23.5
Renewal of Obligatory Insurances   Each Borrower will, in respect of its Vessel and no later than 30 days (or, in the case of war risks, no later than seven days) before the expiry of any of the Obligatory Insurances relating to its Vessel, renew them and shall immediately give the Lender such details of those renewals as the Lender may require.

23.6	Mortgagees' Insurances
23.6.1
The Lender shall be at liberty to take out Mortgagees' Insurances in relation to a Vessel for 110% of the amount of the Loan then outstanding and on such terms and conditions, through such insurers and generally in such manner as the Lender may from time to time decide.

23.6.2	The Borrowers shall from time to time on demand reimburse the Lender for all costs, premiums and expenses paid or incurred by the Lender in connection with any Mortgagees' Insurances.
23.7	Copies of policies, certificates of entry and letters of undertaking
23.7.1
Each Borrower shall deliver to the Lender copies of all policies, certificates of entry and other documents relating to the Insurances relating to its Vessel (including, without limitation, receipts for premiums, calls or contributions).

23.7.2	Each Borrower shall ensure that all policies relating to the Insurances effected by it are deposited with the Approved Insurance Brokers through which the Insurances are effected or renewed.
23.7.3
Each Borrower shall procure that letters of undertaking in such forms as the Lender may approve (having regard to general insurance market practice and law at the time of issue of such letters of undertaking) shall be issued to the Lender by the Approved Insurance Brokers through which it has placed such Insurances (or, in the case of protection and indemnity or war risks associations, by their managers).

23.7.4	If a Vessel is at any time during the Facility Period insured under any form of fleet cover, the relevant Borrower shall procure that the relevant letters of undertaking contain confirmations that:
(a)
the brokers, underwriters or association (as the case may be) will not set off claims relating to that Vessel against premiums, calls or contributions in respect of any other vessel or other insurance; and

(b)	the insurance cover of that Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance.

Failing receipt of those confirmations, the relevant Borrower will instruct the brokers, underwriters or association concerned to issue a separate policy or certificate for its Vessel in the sole name of that Borrower or of that Borrower's Approved Insurance Brokers as agents for that Borrower.
23.8	Notification of certain insurance-related events Each Borrower shall promptly notify the Lender of:
23.8.1	any new requirement imposed by any broker, underwriter or association in relation to any of the Obligatory Insurances relating to its Vessel;
23.8.2
any casualty or other accident or damage to its Vessel the cost of which to repair may exceed the Threshold Amount (and shall promptly provide the Lender with full information regarding such casualty or other accident or damage); and

23.8.3	any occurrence as a result of which its Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss.
23.9	Security Lender's powers
23.9.1	Each Borrower agrees that, on and at any time after the occurrence of an Event of Default which is continuing, the Lender shall be entitled to:
(a)	collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances;
(b)	pay collecting brokers the customary commission on all sums collected in respect of those claims;
(c)	compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and
(d)	otherwise deal with such claims in such manner as the Lender shall think fit.
23.9.2
In the event of any claim in respect of any of the Insurances (other than in respect of a Total Loss), if a Borrower shall fail to reach agreement with any of the brokers, underwriters or associations for the immediate restoration of its Vessel, or for payment to third parties, within such time as the Lender may stipulate, the Lender shall be entitled to require payment to itself.

23.9.3
In the event of any dispute arising between a Borrower and any broker, underwriter or association with respect to any obligation to make any payment to that Borrower or to the Lender under or in connection with any of the Insurances, or with respect to the amount of any such payment, the Lender shall be entitled to settle that dispute directly with the broker, underwriter or association concerned.  Any such settlement shall be binding on the Borrowers.

23.9.4
If a Borrower fails to effect or keep in force the Obligatory Insurances in respect of its Vessel, the Lender may (but shall not be obliged to) effect and/or keep in force such insurances on that Vessel and such entries in protection and indemnity or war risks associations as the Lender considers desirable, and the Lender may (but shall not be obliged to) pay any unpaid premiums, calls or contributions.  The Borrowers will reimburse the Lender from time to time on demand for all such premiums, calls or contributions paid by the Lender, together with interest at the rate calculated in accordance with Clause 8.3 (Default interest) from the date of payment by the Lender until the date of reimbursement.
23.10
Application of insurance proceeds   Whether or not an Event of Default shall have occurred or be continuing, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid to the Lender or as instructed by the Lender and applied in accordance with Clause 28 (Application of proceeds) or Clause 7.5 (Mandatory prepayment on sale or Total Loss), as the case may be.

23.11
No settlement of claims   No Borrower shall settle, compromise or abandon any claim under or in connection with any of the Insurances (other than a claim of less than the Threshold Amount arising other than from a Total Loss) without the prior written consent of the Lender.

23.12
Compliance with the United States Oil Pollution Act 1990   Each Borrower shall comply strictly with the requirements of any legislation relating to pollution or protection of the environment which may from time to time be applicable to its Vessel in any jurisdiction in which its Vessel shall trade and in particular each Borrower shall comply strictly with the requirements of the United States Oil Pollution Act 1990 (the "Act") if its Vessel is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act). Before any such trade is commenced and during the entire period during which such trade is carried on, the relevant Borrower shall:

23.12.1	pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to that Borrower for its Vessel in the market; and
23.12.2
make all such quarterly or other voyage declarations as may from time to time be required by its Vessel's protection and indemnity association in order to maintain such cover, and promptly deliver to the Lender copies of such declarations; and

23.12.3
submit its Vessel to such additional periodic, classification, structural or other surveys which may be required by that Vessel's protection and indemnity insurers to maintain cover for such trade and promptly deliver to the Lender copies of reports made in respect of such surveys; and

23.12.4
implement any recommendations contained in the reports issued following the surveys referred to in Clause 23.12.3 within the relevant time limits, and provide evidence satisfactory to the Lender that the protection and indemnity insurers are satisfied that this has been done; and

23.12.5	in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone):

(a)	obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and provide the Lender with evidence of the same; and
(b)	procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other analogous provision and provide the Lender with evidence that this is so; and
(c)
comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times its Vessel falls within the provisions which limit strict liability under the Act for oil pollution.

24	Vessel Undertakings
Each Borrower covenants as follows from the Utilisation Date in connection with its Vessel (unless a contrary indication appears) and throughout the remainder of the Facility Period.
24.1	Seaworthiness Each Borrower shall keep its Vessel seaworthy and in a state of complete repair.
24.2	Registration Each Borrower covenants:
24.2.1	to maintain the registration of its Vessel under her current flag;
24.2.2	to effect and maintain registration of the relevant Mortgage at its Vessel's Ship Registry;
24.2.3	not to cause nor permit to be done any act or omission as a result of which either of those registrations might be suspended, defeated or imperilled; and
24.2.4	not to enter into any dual flagging arrangements in respect of its Vessel without the prior written consent of the Lender.
24.3	Classification and compliance with class
24.3.1
Each Borrower shall maintain its Vessel in a condition entitling that Vessel to the highest class applicable to vessels of her type with an Approved Classification Society free of recommendations and qualifications.

24.3.2	No Borrower shall make any changes relating to the classification or Approved Classification Society of its Vessel.
24.3.3	Each Borrower shall:
(a)	comply with all requirements from time to time of its Vessel's Approved Classification Society; and
(b)
give to the Lender from time to time during the Facility Period on request copies of all classification certificates of its Vessel and reports of surveys required by its Vessel's Approved Classification Society (each Borrower, by its execution of this Agreement, irrevocably authorising the Lender to obtain such information and documents from its Vessel's Approved Classification Society as the Lender may from time to time require).
24.4
Modifications   No Borrower shall, without the prior written consent of the Lender, make, nor permit nor cause to be made, any material change in the structure, type or performance characteristics of its Vessel.

24.5	Repairs and replacement or new parts
24.5.1	Each Borrower shall procure that all repairs to its Vessel or replacements or installations of parts or equipment of its Vessel are effected:
(a)	in such a way as not to diminish the value of that Vessel; and
(b)	with replacement or new parts or equipment which are the property of that Borrower and free of all Encumbrances (other than the relevant Mortgage).
24.5.2	No Borrower shall install equipment owned by a third party on its Vessel if such equipment cannot be removed without any risk of damage to that Vessel.
24.5.3
No Borrower shall, without the prior written consent of the Lender, put its Vessel into the possession of any person for the purpose of work or repairs (except for repairs the cost of which is recoverable under the Insurances and in respect of which the insurers have agreed to make payment in accordance with any applicable loss payable clause) unless that person shall have given an undertaking to the Lender in such terms as the Lender shall require not to exercise a lien on that Vessel for the cost of the work or repairs.

24.6	Inspection
24.6.1
Each Borrower shall permit the Lender and all persons appointed by the Lender to board its Vessel whenever the Lender deems necessary during the Facility Period (provided that such inspection shall not interfere, on a best effort basis, with the operation of that Vessel) to inspect that Vessel's state and condition and, if that Vessel shall not be in a state and condition which complies with the requirements of this Agreement, to effect such repairs as shall in the opinion of the Lender be desirable to ensure such compliance, without prejudice to the Lender's other rights under or pursuant to the relevant Mortgage.

24.6.2	The Borrowers shall be liable for the cost of all inspections deemed necessary by the Lender.
24.7	Release of arrest Each Borrower shall cause its Vessel to be released from arrest or detention as quickly as possible, and in any event within 30 days from the date of arrest or detention.
24.8
No claims of master and crew   Each Borrower shall, from time to time on request of the Lender, produce to the Lender written evidence satisfactory to the Lender confirming that the master and crew of its Vessel have no claims for wages beyond the ordinary arrears and that the master has no claim for disbursements other than those properly incurred by him in the ordinary course of trading of that Vessel on the voyage then in progress.
24.9
Sale   Save as may be permitted under this Agreement, no Borrower shall, during the Facility Period, sell, agree to sell, or otherwise dispose of, or agree to dispose of, its Vessel or any share or interest in it without the prior written consent of the Lender.

24.10	Change of name No Borrower shall, during the Facility Period, change the name of its Vessel without the prior written consent of the Lender.
24.11	Laying-up No Borrower shall, during the Facility Period, lay-up its Vessel without the prior written consent of the Lender.
24.12
Requisition or seizure   In the event of any requisition or seizure of its Vessel, the relevant Borrower shall take all lawful steps to recover possession of that Vessel as soon as it is entitled to do so.

24.13	Provision of information Each Borrower shall provide to the Lender from time to time during the Facility Period on request:
24.13.1	such information as the Lender may require with regard to its Vessel's employment, position and state of repair;
24.13.2	copies of all charterparties and other contracts of employment relating to its Vessel; and
24.13.3	copies of its Vessel's deck and engine logs.
24.14	Restrictions on employment
24.14.1	No Borrower shall, during hostilities (whether or not a state of war shall formally have been declared and including, without limitation, any civil war):
(a)	permit its Vessel to be employed in carrying any goods which may be declared to be contraband of war or which may render that Vessel liable to confiscation, seizure, detention or destruction; nor
(b)	permit its Vessel to enter any area which is declared a war zone by any governmental authority or by that Vessel's insurers unless that employment or voyage is either (i) consented to in advance and in writing by the underwriters of its Vessel's war risks insurances and fully covered by those insurances or (ii) (to the extent not covered by those insurances) covered by additional insurance taken out by that Borrower at its expense, which additional insurance shall be deemed to be part of the Insurances and of the Assigned Property.
24.14.2	No Borrower shall:
(a)
without the prior written consent of the Lender, let its Vessel on any demise charter or on any time charter, consecutive voyage charter or other contract of employment which (inclusive of any extension option) is capable of exceeding 12 months nor to employ its Vessel in any way which might impair the security created by the Finance Documents;
(b)
after the occurrence of an Event of Default which is continuing, let its Vessel on charter or renew or extend any charter or other contract of employment of its Vessel, nor agree to do so, without the prior written consent of the Lender; or

(c)	charter-in any vessel.
24.14.3	No Borrower shall, without the prior written consent of the Lender, enter into any agreement or arrangement for sharing the Earnings.
24.14.4
Each Borrower shall duly perform (unless prevented by force majeure), and take all necessary steps to enforce the performance by charterers and shippers of, all charterparties and other contracts of employment and all bills of lading and other contracts relating to its Vessel.

24.15
Taxes, etc.  Each Borrower shall pay and discharge when due from time to time all taxes, levies, duties, fines and penalties imposed on its Vessel or her Earnings, or on that Borrower, its income, profits, capital gains or any of its property.

24.16	Notification of certain operational events Each Borrower shall notify the Lender immediately in writing of:
24.16.1	any intended dry docking of its Vessel;
24.16.2	any requirement or recommendation imposed by its Vessel's classification society or any competent authority which is not immediately complied with;
24.16.3	any actual or threatened withdrawal, suspension, cancellation or modification of:
(a)	the SMC of its Vessel;
(b)	the DOC of the ISM Company;
(c)	the ISSC of its Vessel; or
(d)	the IAPPC of its Vessel;
24.16.4	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the ISM Company, a Manager or otherwise in connection with its Vessel;
24.16.5	any arrest or detention of its Vessel, and the release of its Vessel following such arrest or detention;
24.16.6	any exercise or purported exercise of any lien on its Vessel or her Earnings; and
24.16.7	any requisition or seizure of its Vessel.

24.17
Books of account   Each Borrower shall keep proper books of account in respect of its Vessel and her Earnings and, as and when required by the Lender, shall make such books available for inspection on behalf of the Lender.

24.18
Management   No Borrower shall, without the prior written consent of the Lender, appoint anyone other than the Managers as commercial or technical managers of its Vessel, nor terminate nor materially vary the arrangements for the commercial or technical management of its Vessel, nor permit the commercial or technical management of its Vessel to be sub-contracted or delegated to any third party.

24.19	Compliance with laws, anti-drug legislation, ISM Code and ISPS Code
24.19.1
Without prejudice to Clause 22.2.1 (Compliance with laws) and Clause 22.3 (Environmental compliance), each Borrower shall comply with all laws, conventions and regulations applicable to its Vessel or to that Borrower in relation to its Vessel and each Borrower shall carry on board its Vessel all certificates and other documents which may from time to time be required to evidence such compliance.

24.19.2
Each Borrower shall take all reasonable precautions to prevent any infringements of any anti-drug legislation in any jurisdiction in which its Vessel shall trade and in particular (if its Vessel is to trade in the United States of America) to take all reasonable precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America.

24.19.3	Each Borrower shall comply, or procure that the operator of its Vessel will comply, with the ISM Code or any replacement of the ISM Code and shall in particular, without limitation:
(a)	procure that its Vessel is and remains for the duration of the Facility Period subject to a safety management system developed and implemented in accordance with the ISM Code; and
(b)	maintain for its Vessel throughout the Facility Period a valid and current SMC and provide a copy to the Lender; and
(c)	procure that the ISM Company maintains throughout the Facility Period a valid and current DOC and provide a copy to the Lender.
24.19.4	Each Borrower shall comply, in relation to its Vessel, with the ISPS Code or any replacement of the ISPS Code and shall in particular, without limitation:
(a)	procure that its Vessel and the company responsible for its Vessel's compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain for its Vessel throughout the Facility Period a valid and current ISSC and provide a copy to the Lender.
24.19.5	Each Borrower shall, in respect of its Vessel, comply with Annex VI or any replacement of Annex VI and shall in particular, without limitation:
(a)	procure that its Vessel's master and crew are familiar with, and that its Vessel complies with, Annex VI; and

(b)	maintain for its Vessel throughout the Facility Period a valid and current IAPPC and provide a copy to the Lender.
25	Events of Default
25.1	Events of Default Each of the events or circumstances set out in this Clause 25.1 is an Event of Default.
25.1.1	Non-payment An Obligor does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within two Business Days of its due date.
25.1.2	Other specific obligations
(a)	Any requirement of Clause 21 (Financial Covenants) is not satisfied.
(b)	Any requirement of Clause 22.28 (Change of Control) is not satisfied.
(c)	An Obligor does not comply with any obligation in a Finance Document relating to the Insurances or with Clause 18 (Additional Security).
25.1.3	Other obligations
(a)	An Obligor does not comply with any provision of a Finance Document (other than those referred to in Clause 25.1.1 (Non-payment) and Clause 25.1.2 (Other specific obligations).
(b)
No Event of Default under this Clause 25.1.3 will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the earlier of (i) the Lender giving notice to the Borrowers and (ii) the Borrowers becoming aware of the failure to comply.

25.1.4
Misrepresentation   Any representation or statement made or deemed to be made by an Obligor in any Finance Document or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

25.1.5	Cross default
(a)	Any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of an Obligor is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of an Obligor as a result of an event of default (however described).
(d)	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of an Obligor due and payable prior to its specified maturity as a result of an event of default (however described).
25.1.6	Insolvency
(a)	An Obligor:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)	suspends or threatens to suspend making payments on any of its debts; or
(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
(b)	The value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of an Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
25.1.7	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of an Obligor;
(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer in respect of an Obligor or any of its assets; or
(d)	enforcement of any Encumbrance over any assets of an Obligor, or any analogous procedure or step is taken in any jurisdiction.
This Clause 25.1.7 shall not apply to (i) any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement or (ii) any arrest or detention of a Vessel from which that Vessel is released within 30 days from the date of that arrest or detention.

25.1.8
Creditors' process   Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of an Obligor and is not discharged within 30 days.

25.1.9	Unlawfulness and invalidity
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Encumbrance ceases to be effective.
(b)
Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Transaction Encumbrance ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective or is in any way imperilled or in jeopardy.

25.1.10	Cessation of business An Obligor ceases, or threatens to cease, to carry on all or a substantial part of its business except as a result of a Permitted Disposal.
25.1.11
Arrest Any arrest of a Vessel or its detention in the exercise or the purported exercise of any lien or claim unless it is redelivered to the full control of the Borrower within 30 days of such arrest or detention.

25.1.12
Expropriation   The authority or ability of an Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to an Obligor or any of its assets.

25.1.13	Repudiation and rescission of agreements
(a)
An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Encumbrances or evidences an intention to rescind or repudiate a Finance Document or any of the Transaction Encumbrances.

(b)
Subject to Clause 25.1.13(c), any party to any of the Relevant Documents that is not a Finance Document rescinds or purports to rescind or repudiates or purports to repudiate that Relevant Document in whole or in part where to do so has or is, in the reasonable opinion of the Lender, likely to have a material adverse effect on the interests of the Lender under the Finance Documents.

(c)
Any of the Management Agreements is terminated, cancelled or otherwise ceases to remain in full force and effect at any time prior to its contractual expiry date and is not immediately replaced by a similar agreement in form and substance satisfactory to the Lender.

25.1.14	Conditions subsequent Any of the conditions referred to in Clause 4.3 (Conditions subsequent) to Clause 4.4 (No waiver) is not satisfied within the specified time.
25.1.15
Revocation or modification of Authorisation   Any Authorisation of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Obligors or any other person (except the Lender) to comply with any of their obligations under any Relevant Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.

25.1.16	Reduction of capital A Borrower reduces its authorised or issued or subscribed capital.
25.1.17
Challenge to registration   The registration of a Vessel or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

25.1.18
War   The country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Lender considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

25.1.19	Notice of determination A Guarantor gives notice to the Lender to determine any obligations under the relevant Guarantee.
25.1.20
Litigation   Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body, arbitral tribunal or agency are started or threatened, or any judgment or order of a court, arbitral body, arbitral tribunal, agency or other tribunal or any order or sanction of any governmental or other regulatory body is made, in relation to the Relevant Documents or the transactions contemplated in the Relevant Documents or against an Obligor or any other member of the Group or its assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.

25.1.21	Material adverse change Any event or circumstance occurs which the Lender believes has or is likely to have a Material Adverse Effect.
25.1.22	Sanctions
(a)
Any of the Obligors, any other member of the Group or any Affiliate of any of them becomes a Prohibited Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Prohibited Person or any of such persons becomes the owner or controller of a Prohibited Person.

(b)	Any proceeds of the Loan are made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise is, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.
(c)	Any of the Obligors, any other member of the Group or any Affiliate of any of them is not in compliance with all Sanctions.
25.2	Acceleration On and at any time after the occurrence of an Event of Default the Lender may:
25.2.1	by notice to the Borrowers:
(a)	cancel the availability of the Loan, at which time it shall immediately be cancelled;
(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Lender; and/or
25.2.2	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
25.2.3
On and at any time after the occurrence of an Event of Default the Lender may take any action which, as a result of the Event of Default or any notice served under Clause 25.2 (Acceleration), the Lender is entitled to take under any Finance Document or any applicable law or regulation.

Section 9	Changes to Parties
26	Changes to the Lender
26.1	Assignments and transfers by the Lender Subject to this Clause 26, the Lender may:
26.1.1	assign any of its rights; or
26.1.2	transfer by novation any of its rights and obligations,
under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender") provided such bank, financial institution, trust, fund or other entity is not related to any of the Obligors.
26.2	Conditions of assignment or transfer
26.2.1	The consent of the Borrowers is required for an assignment or transfer by the Lender, unless the assignment or transfer is:
(a)	to an Affiliate of the Lender;
(b)	to a fund which is a Related Fund of the Lender; or
(c)	made at a time when an Event of Default is continuing; or
(d)
to any entity to which it transfers and/or assigns, or which assumes all or substantially all of its banking business pursuant to a solvent reorganisation of any of the Lender or any of its Affiliates (a "PB Transferee") provided that the PB Transferee signs and delivers to the other Parties a deed of accession in the form attached as Schedule 4.

The consent of the Borrowers to an assignment or transfer must not be unreasonably withheld or delayed.  The Borrowers will be deemed to have given their consent five Business Days after the Lender has requested it unless consent is expressly refused by the Borrowers within that time.
26.2.2	If:
(a)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(b)
as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrower would be obliged to make a payment to the New Lender or the Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
26.2.3	The Lender may change the Facility Office at any time during the Facility Period without the consent of any of the Obligors.
26.2.4	With effect from the date of such deed referred to 26.2.1 (d):
(a)
each Party agrees that (i) the PB Transferee shall accede to the Finance Documents to which the Lender was originally party in substitution of the Lender as if the PB Transferee were the original party to such agreements, (ii) the PB Transferee shall enjoy all the rights and benefits of the Lender and (iii) the Lender shall be released from its obligations under the Transaction Documents;

(b)
the Borrowers also accept and confirm that all guarantees, indemnities and Encumbrances granted by either of them under the Finance Documents will, notwithstanding any such assignment and/or transfer continue and be preserved for the benefit of the PB Transferee and any other Secured Party in accordance with the terms of the Finance Documents; and

(c)
the Lender assigns and transfers, and the PB Transferee agrees to assume, all the rights and obligations of the Lender under the Finance Documents, and the PB Transferee agrees to be bound by the terms of the Finance Documents as if the PB Transferee were the original party to such agreements.

26.3	Limitation of responsibility of Lender
26.3.1	Unless expressly agreed to the contrary, the Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Relevant Documents or any other documents;
(b)	the financial condition of any Obligor;
(c)	the performance and observance by any Obligor of its obligations under the Relevant Documents or any other documents; or
(d)	the accuracy of any statements (whether written or oral) made in or in connection with any of the Relevant Documents or any other document, and any representations or warranties implied by law are excluded.
26.3.2	Each New Lender confirms to the Lender and the Secured Parties that it:
(a)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and each other member of the Group and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Lender in connection with any of the Relevant Documents; and
(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and each other member of the Group and its related entities for the duration of the Facility Period.
26.3.3	Nothing in any Finance Document obliges the Lender to:
(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or
(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Relevant Documents or otherwise.
26.4
Security over Lender's rights   In addition to the other rights provided to the Lender under this Clause 26, the Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Encumbrances in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

26.4.1	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and
26.4.2
any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Encumbrance shall:
(a)
release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Encumbrance for the Lender as a party to any of the Finance Documents; or

(b)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

27	Changes to the Obligors
27.1	No assignment or transfer by Obligors No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10	Application of Proceeds and the Lender's Business
28	Application of Proceeds
28.1
Order of application   Subject to Clause 28.2 (Prospective liabilities), all amounts from time to time received or recovered by the Lender pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any of the Transaction Encumbrances (for the purposes of this Clause 28, the "Recoveries") shall be held by the Lender on trust to apply them at any time as the Lender (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 28), in the following order:

28.1.1	in discharging any sums owing to the Lender or any Secured Party;
28.1.2
in payment of all costs and expenses incurred by Lender or any Secured Party in connection with any realisation or enforcement of any Transaction Encumbrance taken in accordance with the terms of this Agreement; and

28.1.3	in payment to the Lender for application in accordance with Clause 30.2 (Partial payments).
28.2
Prospective liabilities   Following enforcement of any Transaction Encumbrance the Lender may, in its discretion, hold any amount of the Recoveries in a suspense or impersonal account(s) in the name of the Lender with such financial institution (including itself) and for so long as the Lender shall think fit for later application under Clause 28.1 (Order of application) in respect of:

28.2.1	any sum to the Lender or any Secured Party; and
28.2.2	any part of the Indebtedness,
that the Lender reasonably considers, in each case, might become due or owing at any time in the future.
28.3
Investment of proceeds   Prior to the application of the proceeds of the Recoveries in accordance with Clause 28.1 (Order of application) the Lender may, in its discretion, hold all or part of those proceeds in a suspense or impersonal account(s) in the name of the Lender with such financial institution (including itself) and for so long as the Lender shall think fit pending the application from time to time of those moneys in the Lender's discretion in accordance with the provisions of this Clause 28.

28.4	Currency conversion
28.4.1
For the purpose of, or pending the discharge of, any part of the Indebtedness the Lender may convert any moneys received or recovered by the Lender from one currency to another, at a market rate of exchange.

28.4.2	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
28.5	Permitted deductions The Lender shall be entitled, in its discretion:

28.5.1
to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

28.5.2
to pay all Taxes which may be assessed against it in respect of any of the Security Assets, or as a consequence of performing its duties, or by virtue of its capacity as Lender under any of the Finance Documents or otherwise.

29	Conduct of Business by the Lender
No provision of this Agreement will:
29.1	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
29.2	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
29.3	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Section 11	Administration
30	Payment Mechanics
30.1
Payments to the Lender   On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Lender, in each case, specifies.
30.2	Partial payments
30.2.1
Provided that no acceleration has occurred under Clause 25.2 (Acceleration), if the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents , the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents  in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender, any Receiver or any Delegate under the Finance Documents;
(b)	secondly, in or towards payment of any accrued interest, fee or commission due but unpaid under this Agreement;
(c)	thirdly, in or towards payment of any principal due but unpaid under this Agreement; and
(d)	fourthly, in or towards payment of any other sum due but unpaid under the Finance Documents.
30.2.2	The Lender may vary the order set out in Clause 30.2.1. Any such variation may include the re-ordering of obligations set out in that Clause.
30.2.3	Clauses 30.2.1 and 30.2.2 will override any appropriation made by an Obligor.
30.3	No set-off by Obligors All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
30.4
Business Days   Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.5	Currency of account
30.5.1	Subject to Clauses 30.5.2 to 30.5.5, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
30.5.2	A repayment or payment of all or part of a Tranche or an Unpaid Sum shall be made in the currency in which that Tranche or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.
30.5.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.
30.5.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
30.5.5	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
30.6	Change of currency
30.6.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(a)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrowers); and

(b)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

30.6.2
If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

30.7	Disruption to payment systems etc. If either the Lender determines that a Disruption Event has occurred or the Lender is notified by the Borrowers that a Disruption Event has occurred:
30.7.1
the Lender may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Loan as the Lender may deem necessary in the circumstances;

30.7.2	the Lender shall not be obliged to consult with the Borrowers in relation to any changes mentioned in Clause 30.7.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to any such changes;
30.7.3
any such changes agreed upon by the Lender and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents; and

30.7.4
the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.7.

31	Set-Off
31.1
Set-off   The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32	Notices
32.1	Communications in writing Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
32.2
Addresses   The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

32.2.1	in the case of each Borrower, that identified with its name below; and
32.2.2	in the case of the Lender, that identified with its name below, or any substitute address, fax number, or department or officer as the Party may notify to the other by not less than five Business Days' notice.
32.3	Delivery Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
32.3.1	if by way of fax, when received in legible form; or
32.3.2	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).
Any communication or document which becomes effective, in accordance with this Clause 32.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
32.4	Electronic communication
32.4.1
Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
32.4.2
Any such electronic communication or delivery as specified in Clause 32.4.1 to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

32.4.3
Any such electronic communication or document made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

32.4.4
Any electronic communication or document which becomes effective, in accordance with Clause 32.4.3, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

32.4.5
Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 32.4.

32.5	English language Any notice given under or in connection with any Finance Document must be in English. All other documents provided under or in connection with any Finance Document must be:
32.5.1	in English; or

32.5.2
if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33	Calculations and Certificates
33.1
Accounts   In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

33.2
Certificates and determinations   Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3
Day count convention   Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

34	Partial Invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
35	Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of the Lender or any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of the Lender or any Secured Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
36	Confidentiality
36.1
Confidential Information   The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Disclosure of Confidential Information The Lender may disclose:
36.2.1
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 36.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
36.2.2	to any person:
(a)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(b)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(c)
appointed by the Lender or by a person to whom Clause 36.2.2(a) or 36.2.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 36.2.2(a) or 36.2.2(b);
(e)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(g)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Encumbrances (or may do so) pursuant to Clause 26.4 (Security over Lender's rights);
(h)	who is a Party; or
(i)	with the consent of the Borrowers;
in each case, such Confidential Information as the Lender shall consider appropriate if:
(i)	in relation to Clauses 36.2.2(a), 36.2.2(b) and 36.2.2(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(ii)
in relation to Clause 36.2.2(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)
in relation to Clauses 36.2.2(e), 36.2.2(f) and 36.2.2(g), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances; and

36.2.3
to any person appointed by the Lender or by a person to whom Clause 36.2.2(a) or 36.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 36.2.3 if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking; and

36.2.4
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

36.2.5
Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU (as amended by the Council Directive of 25 May 2018 (2018/822/EU)).

36.3
Entire agreement   This Clause 36 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.4
Inside information   The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.
36.5	Notification of disclosure The Lender agrees (to the extent permitted by law and regulation) to inform the Borrowers:
36.5.1
of the circumstances of any disclosure of Confidential Information made pursuant to Clause 36.2.2(e) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

36.5.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36.
36.6	Continuing obligations The obligations in this Clause 36 are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:
36.6.1	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and the Loan has been cancelled or otherwise ceases to be available; and
36.6.2	the date on which the Lender otherwise ceases to be the Lender.
37	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
38	Joint and Several Liability
38.1
Nature of liability   The representations, warranties, covenants, obligations and undertakings of the Borrowers contained in this Agreement shall be joint and several so that each Borrower shall be jointly and severally liable with all the Borrowers for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:

38.1.1	any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to any other Borrower or any other Obligor under or in connection with any Finance Document;
38.1.2	any amendment, variation, novation or replacement of any other Finance Document;
38.1.3	any failure of any Finance Document to be legal valid binding and enforceable in relation to any other Borrower or any other Obligor for any reason;
38.1.4	the winding-up or dissolution of any other Borrower or any other Obligor;
38.1.5	the release (whether in whole or in part) of, or the entering into of any compromise or composition with, any other Borrower or any other Obligor; or

38.1.6	any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.
38.2
No rights as surety   Until the Indebtedness has been unconditionally and irrevocably paid and discharged in full, each Borrower agrees that it shall not, by virtue of any payment made under this Agreement on account of the Indebtedness or by virtue of any enforcement by the Lender of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the relevant Borrower and any other Borrower or any other Obligor:

38.2.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by the Lender or any other person; or
38.2.2	exercise any right of contribution from any other Borrower or any other Obligor under any Finance Document; or
38.2.3	exercise any right of set-off or counterclaim against any other Borrower or any other Obligor; or
38.2.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from any other Borrower or any other Obligor; or
38.2.5
unless so directed by the Lender (when the relevant Borrower will prove in accordance with such directions), claim as a creditor of any other Borrower or any other Obligor in competition with the Lender and each Borrower shall hold in trust for the Lender and forthwith pay or transfer (as appropriate) to the Lender any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

Section 12	Governing Law and Enforcement
39	Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
40	Enforcement
40.1	Jurisdiction of English courts
40.1.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").  Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

40.1.2
Notwithstanding Clause 40.1.1, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process
40.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Borrower:
(a)
irrevocably appoints Ince Process Agents Limited of Aldgate Tower, 2 Leman Street, London E18QN, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify that Borrower of the process will not invalidate the proceedings concerned.
40.2.2
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the relevant Borrower must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Lender.  Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
Part I
Conditions Precedent
1	Obligors
(a)
Constitutional documents   Copies of the constitutional documents of each Obligor together with such other evidence as the Lender may reasonably require that each Obligor is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Obligor (if such a certificate can be obtained).
(c)	Board resolutions A copy of a resolution of the board of directors of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and
(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or dispatched under those documents) on its behalf.
(d)	Copy passports A copy of the passport of each person actually executing any of the Relevant Documents pursuant to the resolutions referred to in (c).
(e)
Shareholder resolutions   A copy of a resolution signed by all the holders of the issued shares in each Obligor (other than the Parent), approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Obligor is a party.

(f)	Officer's certificates An original certificate of a duly authorised officer of each Obligor:
(i)	certifying that each copy document relating to it specified in this Part I of Schedule 1 is correct, complete and in full force and effect;
(ii)	setting out the names of (A) the directors and officers of that Obligor and (B) the shareholders of that Obligor (other than the Parent) and the proportion of shares held by each shareholder; and
(iii)	confirming that borrowing or guaranteeing or securing, as appropriate, the Loan would not cause any borrowing, guarantee, security or similar limit binding on that Obligor to be exceeded.
(g)
Powers of attorney   The original notarially attested and legalised power of attorney of each of the Obligors under which the Relevant Documents to which it is or is to become a party are to be executed or transactions undertaken by that Obligor.

2	Security and related documents
(a)	Vessel documents Copies of:
(i)	(in respect of Tranche B only) the MOA;
(ii)	(in respect of Tranche B only) the bill of sale transferring title in the New Vessel to Arno free of all encumbrances, maritime liens or other debts;
(iii)	(in respect of Tranche B only) the protocol of delivery and acceptance evidencing the unconditional physical delivery of the New Vessel by the Seller to Arno pursuant to the MOA;
(iv)	any charterparty or other contract of employment of the Vessel which will be in force on the Utilisation Date;
(v)	the Management Agreements;
(vi)	the Vessel's current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;
(vii)	evidence of the Vessel's current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;
(viii)	the Vessel's current SMC;
(ix)	the ISM Company's current DOC;
(x)	the Vessel's current ISSC;
(xi)	the Vessel's current IAPPC;
(xii)	the Vessel's current Tonnage Certificate;
(xiii)	evidence in respect of the lightweight of the Vessel,
in each case together with all addenda, amendments or supplements.
(b)
Evidence of Seller's title  In respect of Tranche B, certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the New Vessel's current flag confirming that the New Vessel is owned by the Seller and free of registered Encumbrances and an undertaking by the Seller to delete the Vessel from its current flag.

(c)
Evidence of Arno's title   In respect of Tranche B, evidence that on the Delivery Date (i) the New Vessel will be at least provisionally registered under the relevant flag in the ownership of Arno and (ii) the Mortgage will be capable of being registered against the New Vessel with first priority.

(d)
Evidence of Borrower's title   In respect of Tranche A, evidence that on the Utilisation Date (i) each Existing Vessel will be permanently registered under the relevant flag in the ownership of the relevant Borrower and (ii) each relevant Mortgage will be capable of being registered against the relevant Existing Vessel with first priority.

(e)
Evidence of insurance   Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Lender) the written approval of the Insurances by an insurance adviser appointed by the Lender.

(f)
Confirmation of class   A Class Certificate from the Approved Classification Society confirming that the Vessel is classed with the highest class applicable to vessels of her type free of recommendations affecting class.

(g)
Valuation   A valuation of the Vessel addressed to the Lender from a broker acceptable to the Lender certifying the Market Value for the Vessel, acceptable to the Lender and dated not earlier than 20 days prior to the relevant Utilisation Date.

(h)
Security Documents   The Mortgage and the Assignments in respect of the Vessel, each Guarantee and the Account Security Deed, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(i)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Earnings Accounts, as the Lender may require.
(j)	Managers' Undertakings The Managers' Undertakings together with notices of any assignments contained in the same and evidence that those notices will be duly acknowledged by the recipients.
(k)
Account Holder's confirmation   The written confirmation of the Account Holder that the Earnings Accounts have been opened with the Account Holder and to its actual knowledge are free from Encumbrances other than as created by or pursuant to the Security Documents and rights of set off in favour of the Account Holder as account holder.

(l)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I of Schedule 1.
3	Legal opinions
The following legal opinions substantially in the forms provided to the Lender prior to the date of this Agreement, or confirmation satisfactory to the Lender that such opinions will be given:
(a)	a legal opinion of Stephenson Harwood LLP, legal advisers to the Lender as to English law;
(b)	a legal opinion of Hill Dickinson adviser to the Lender as to Marshall Islands law.
4	Other documents and evidence
(a)	Utilisation Request A duly completed Utilisation Request.

(b)	Process agent Evidence that any process agent referred to in Clause 40.2 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.
(c)
Other Authorisations   A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document.

(d)	Financial statements A copy of each of the Original Financial Statements.
(e)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the relevant Utilisation Date.
(f)
"Know your customer" documents   Such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(g)	Existing Indebtedness The Deed of Release and evidence that the Existing Indebtedness has been repaid in full.
(h)
Declaration of compliance A declaration of compliance in the agreed form given by the Borrowers and addressed to the Lender undertaking that each Borrowers is, on the date of the declaration and shall, at all times during the Facility Period, remain, compliant in all respects with all legislation and regulations in any Relevant Jurisdiction relating to the payment of master and crew wages, social costs and employment protection provisions generally.

Part II
Conditions Subsequent
1
Evidence of Borrower's title   Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the relevant flag confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2	Deletion by Seller In respect of Tranche B, evidence that the New Vessel has been permanently deleted from its current flag by not later than 30 days after the relevant Utilisation Date.
3
Letters of undertaking   Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Lender.

4	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Lender pursuant to Part I of this Schedule 1.
5	Legal opinions Such of the legal opinions specified in Part I of this Schedule 1 as have not already been provided to the Lender.
6	Master's receipt The master's receipt for the Mortgage.

Schedule 2
Utilisation Request
From:	Rongelap Shipping Company Inc. Toka Shipping Company Inc. Arno Shipping Company Inc.
To:	Piraeus Bank S.A.
Dated:
Dear Sirs
Rongelap Shipping Company Inc., Toka Shipping Company Inc., Arno Shipping Company Inc.  – [                  ] Loan Agreement dated [                   ] (the "Agreement")

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2	We wish to borrow the Tranche [A][B] specified below on the following terms:
Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Tranche:	[ ]
Amount:	[ ]
Interest Period:	[ ]
3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4
The proceeds of the Tranche [A][B] should be [paid in accordance with the provisions of the MOA in respect of the New Vessel towards payment of the purchase price of the above Vessel][to the following account towards satisfaction of the Existing Loan].

5	This Utilisation Request is irrevocable.
Yours faithfully
…………………………………
authorised signatory for
Rongelap Shipping Company Inc.
Toka Shipping Company Inc.
Arno Shipping Company Inc.

Schedule 3
Form of Compliance Certificate
To:	Piraeus Bank S.A.
From:	Performance Shipping Inc.
Dated:
Dear Sirs
Rongelap Shipping Company Inc. Toka Shipping Company Inc. and Arno Shipping Company Inc. – [                  ] Loan Agreement dated [                   ] (the "Agreement")
1
We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that: [Insert details of covenants to be certified]
3	[We confirm that no Default is continuing.]*

Signed:	………………………………………………
Chief Financial Officer
of
Performance Shipping Inc.

* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 4
Form of Accession Deed
To:	Piraeus Bank S.A.
CC:	Rongelap Shipping Company Inc Toka Shipping Company Inc. Arno Shipping Company Inc
We refer to the agreement dated [●] 2020 among, inter alios, Rongelap Shipping Company Inc.,  Toka Shipping Company Inc. and Arno Shipping Company Inc. and Piraeus Bank S.A. ("Piraeus Bank") (the "Agreement"). Unless otherwise defined herein, capitalised words and expressions used in this deed have the meanings and constructions ascribed to them in the Agreement.
This deed is made the [●] day of [●] 20[●] by [PB Transferee] (the "Acceding Party") and Piraeus Bank (together, the "Parties") in relation to each of the Finance Documents, to which Piraeus Bank is party (together, the "Documents") and shall take effect as the deed of accession referred to in paragraph 26.2.1 (d) (Assignment) of the Agreement.
In consideration of the Acceding Party being accepted as Piraeus Bank’s successor for the purposes of the Documents by each of the parties thereto as from the date hereof:
(a)	Piraeus Bank assigns absolutely to the Acceding Party all of its rights under the Documents;
(b)	Piraeus Bank is released from all of its obligations under the Documents; and
(c)
the Acceding Party becomes a party to the Documents as the Lender, and is bound by the provisions of the Documents and obligations equivalent to those from which Piraeus Bank is released under paragraph (b), as if it had been an original party thereto.

This deed and all non-contractual obligations arising out of or in connection with it shall be governed by English law. The provisions of paragraphs 32 (Notices), 39 (Governing Law) and 40 (Jurisdiction) of the the Agreement, shall apply to this deed and shall be binding on the Parties as if set out in full herein.
IN WITNESS WHEREOF, this deed has been executed as a deed by the Parties on the date stated at the beginning of this deed.

[Signing block for Acceding Party]

Signatures
The Borrowers
Rongelap Shipping Company Inc., By: Address: c/o Unitized Ocean Transport Limited Syngrou 373, 17564 Palaio Faliro Athens, Greece Fax no.: +30 216 6002599 Officer: Mr Andreas Michalopoulos	) ) ) ) ) ) ) ) )

Toka Shipping Company Inc. By: Address: c/o Unitized Ocean Transport Limited Syngrou 373, 17564 Palaio Faliro Athens, Greece Fax no.: +30 216 6002599 Officer: Mr Andreas Michalopoulos	) ) ) ) ) ) ) ) )

Arno Shipping Company Inc. By: Address: c/o Unitized Ocean Transport Limited Syngrou 373, 17564 Palaio Faliro Athens, Greece Fax no.: +30 216 6002599 Officer: Mr Andreas Michalopoulos	) ) ) ) ) ) ) ) )

The Lender
Piraeus Bank S.A. By: Address: 170 Alexandras Avenue, 11521 Athens 105 64, Greece Greece Fax no.: +30 210 3739783 Officer: Mr. Athanasios Doudoulas	) ) ) ) ) ) ) ) )